EXECUTION COPY






     U.S. $150,000,000


     CREDIT AGREEMENT

     Dated as of December 20, 1994

     Among

     COMDISCO, INC.

     as the Company


     THE BANKS PARTY HERETO

     as Banks


     NATIONSBANK OF NORTH CAROLINA, N.A.

     as Lending Agent


     and


     CITIBANK, N.A.

     as Administrative Agent


     T A B L E   O F   C O N T E N T S

- --------------------------------------------------------------
Section                                                   Page
- --------------------------------------------------------------

                                   ARTICLE I
                          DEFINITIONS AND ACCOUNTING TERMS           1
 1.01.  Certain Defined Terms                                        1
 1.02.  Other Definitions                                           16
 1.03.  Computation of Time Periods                                 17
 1.04.  Accounting Terms                                            17
 1.05.  Other Definitional Provisions                               17


                                  ARTICLE II
                          AMOUNTS AND TERMS OF THE LOANS            18
 2.01.  The Syndicated Loans                                        18
 2.02.  Making the Syndicated Loans                                 18
 2.03.  The Term Loans                                              20
 2.04.  The Bid Rate Loans                                          20
 2.05.  Fees                                                        25
 2.06.  Repayment                                                   25
 2.07.  Interest on Syndicated Loans and Term Loans                 25
 2.08.  Voluntary Conversion and Continuation of Syndicated Loans   28
 2.09.  Prepayments of Syndicated Loans                             29
 2.10.  Payments and Computations                                   29
 2.11.  Right of Set-off                                            32
 2.12.  Sharing of Payments, Etc.                                   32
 2.13.  Increased Costs, Reserves and Capital                       33
 2.14.  Taxes                                                       34
 2.15.  Illegality                                                  37
 2.16.  Right of Set-Off Against Defaulting Banks                   38
 2.17.  Promissory Notes                                            38


                                 ARTICLE III
                              CONDITIONS PRECEDENT                  39
 3.01.  Conditions Precedent to Closing                             39
 3.02.  Conditions Precedent to Each Borrowing and
          Extension of Commitment Termination Date                  40
 3.03.  Additional Conditions Precedent to Each Bid Rate
          Borrowing                                                 41



                                 ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES             42
 4.01.  Representations and Warranties of the Company               42


                                 ARTICLE V
                          COVENANTS OF THE COMPANY                  46
 5.01.  Affirmative Covenants                                       46
 5.02.  Reporting Covenants                                         47
 5.03.  Negative Covenants                                          50
 5.04.  Financial Covenants                                         54

                                 ARTICLE VI
                              EVENTS OF DEFAULT                     55
 6.01.  Events of Default                                           55
 6.02.  Remedies                                                    58

                                 ARTICLE VII
                                  THE AGENTS                        59
 7.01.  Authorization and Action                                    59
 7.02.  Nature of Agents' Duties                                    59
 7.03.  Rights, Exculpation, Etc.                                   60
 7.04.  Rights as a Bank                                            61
 7.05.  Bank Credit Decision                                        61
 7.06.  Indemnification                                             62
 7.07.  Resignation or Removal of Agents                            62

                                 ARTICLE VIII
                                 MISCELLANEOUS                      63
 8.01.  Amendments, Etc                                             63
 8.02.  Notices                                                     63
 8.03.  No Waiver; Remedies                                         65
 8.04.  Fees and Expenses; Indemnity                                65
 8.05.  Successors and Assigns; Subsequent Holders of Notes         67
 8.06.  Assignments and Participations                              67
 8.07.  Extension of Commitment Termination Date                    70
 8.08.  Replacement or Removal of a Bank in the Event of
          an Adverse Condition                                      71
 8.09.  Confidentiality                                             72
 8.10.  Change in Accounting Principles                             73
 8.11.  Independence of Covenants                                   73
 8.12.  Survival of Warranties and Agreements                       74
 8.13.  Payments Set Aside                                          74
 8.14.  Severability                                                74
 8.15.  Headings                                                    74
 8.16.  Governing Law                                               74
 8.17.  Limitation of Liability                                     74
 8.18.  Consent to Jurisdiction and Service of Process              75
 8.19.  Waiver of Jury Trial                                        75
 8.20.  Counterparts; Effectiveness; Inconsistencies                75
 8.21.  Construction                                                76
 8.22.  Entire Agreement                                            76
 8.23.  Additional Banks                                            76




                                 EXHIBITS

Exhibit A       -  Form of Notice of Syndicated Borrowing

Exhibit B       -  Form of Notice of Bid Rate Borrowing

Exhibit C       -  Form of Notice of Conversion/Continuation

Exhibit D       -  Form of Compliance Certificate

Exhibit E       -  Form of Assignment and Acceptance

Exhibit F-1     -  Form of Company Note

Exhibit F-2     -  Form of Bid Rate Note

Exhibit G       -  Form of Request for Extension of Commitment Termination Date




                               SCHEDULES

Schedule 1.01   -  Domestic Lending Offices and
                   Eurodollar Lending Offices

Schedule 4.01(i)  -     Subsidiaries

Schedule 4.01(n)  -     Environmental Compliance

     EXECUTION COPY


     CREDIT AGREEMENT


          This CREDIT AGREEMENT, dated as of December 20, 1994 among COMDISCO, INC., a Delaware corporation, the financial institutions from time to time party hereto as Banks, NATIONSBANK OF NORTH CAROLINA, N.A., in its capacity as Lending Agent for the Banks hereunder, and CITIBANK, N.A., in its capacity as Administrative Agent for the Banks hereunder.


          The Company, the Banks, the Lending Agent and the Administrative Agent hereby agree as follows:


     ARTICLE I


Section 1.01. Certain Defined Terms. The following terms used above and elsewhere in this Agreement shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accommodation Obligation", as applied to any Person, shall mean any Contractual Obligation, contingent or otherwise, of that Person with respect to any Debt or other obligation or liability of another, including, without limitation, any such Debt, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, liquidity or other financial condition, or to make payment other than for value received.

          "Administrative Agent" means Citibank in its separate capacity as administrative agent for the Banks hereunder and shall include any successor Administrative Agent appointed pursuant to Section 7.07.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

          "Agent" means the Administrative Agent or the Lending Agent.

          "Aggregate Material Amount" means, at any time, an amount equal to the higher of (i) five percent (5%) of the Consolidated Tangible Net Worth of the Company at such time and (ii) $25,000,000.

          "Agreement" means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          "Applicable Lending Office" means, with respect to each Bank, (i) such Bank's Domestic Lending Office in the case of a Base Rate Loan, (ii) such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Loan, and (iii) the office of such Bank notified by such Bank to the Lending Agent as its applicable lending office in the case of a Bid Rate Loan.

          "Assignment and Acceptance" means an assignment and acceptance in substantially the form of Exhibit D hereto pursuant to which a Bank assigns all or a portion of such Bank's rights and obligations under this Agreement in accordance with the terms of Section 8.06.

          "Banks" means each of the financial institutions party to this Agreement and named on the signature pages hereof as a Bank or which becomes a party to this Agreement pursuant to an Assignment and Acceptance from a Bank in accordance with Section 8.06.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

               (a) the rate of interest announced publicly by NationsBank in Charlotte, North Carolina, from time to time, as NationsBank's prime rate; or

               (b) one-half of one percent (1/2 of 1%) per annum above the Federal Funds Rate.

          "Base Rate Loan" means a Syndicated Loan or a Term Loan which bears interest as provided in Section 2.07(a)(i).


          "Benefit Plan" means any employee benefit plan which is covered by Title IV of ERISA or is subject to the minimum funding standards under
 Section 412 of the Code (other than any Multiemployer Plan) and is maintained or contributed to by the Company or any member of the Controlled Group.

          "Bid Rate Borrowing" means a borrowing consisting of simultaneous Bid Rate Loans made to the Company from each of the Banks whose offer to make a Bid Rate Loan as part of such borrowing has been accepted by the Company under the applicable auction bidding procedure described in Section 2.04.

          "Bid Rate Loan" means a loan by a Bank to the Company as part of a Bid Rate Borrowing resulting from the application of the auction bidding procedure described in Section 2.04.

          "Bid Rate Note" means a promissory note of the Company payable to the order of any Bank, in substantially the form of Exhibit E-2 hereto, evidencing the Obligations of the Company to such Bank in respect of a Bid Rate Loan.

          "Bid Rate Reduction" has the meaning specified in the definition of "Commitment" herein.

          "Borrowing" means a Syndicated Borrowing, a Term Loan Borrowing or a Bid Rate Borrowing, as the case may be.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City, Chicago, Illinois or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

          "Buy-Lease" means (a) any lease of any Equipment by the Company as lessee, or (b) any conditional sale or similar arrangement providing for the purchase of any Equipment by the Company and the retention by the seller thereof of a Lien in such Equipment to secure the payment of amounts payable thereunder by the Company.

          "Citibank" means Citibank, N.A., a national banking association.

          "Closing Date" means the date on which all of the conditions precedent set forth in Section 3.01 are satisfied in full.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

          "Commitment" means, for each Bank, the amount set forth opposite such Bank's name under the heading "Commitment" on the signature pages hereof or, if such Bank has entered into one or more Assignments and Acceptances, set forth for such Bank in the Register, as such amount may be reduced or otherwise adjusted from time to time pursuant to the terms of this Agreement; and "Commitments" means the aggregate obligation of the Banks to make Loans pursuant to the terms of this Agreement, and shall on the Closing Date be in an amount equal to One Hundred Fifty Million Dollars ($150,000,000), as such amount may from time to time be adjusted in accordance with the terms of this Agreement; provided, that the Commitments shall be deemed used from time to time to the extent of the aggregate amount of the Bid Rate Loans then outstanding and such deemed use of the Commitments shall be applied to the Banks ratably according to their Pro Rata Shares (such deemed use of the Commitment being a "Bid Rate Reduction").

          "Commitment Termination Date" means December 18, 1995, as such date may be extended pursuant to Section 8.07.

          "Company" means Comdisco, Inc., a Delaware corporation, and includes its successors (including, without limitation, a receiver, trustee or debtor-in-possession of or for the Company) and permitted assigns.

          "Company Note" means a promissory note of the Company payable to the order of any Bank, in substantially the form of Exhibit F-1 hereto, evidencing the aggregate Obligations of the Company (other than Obligations in respect of Bid Rate Loans) to such Bank.

          "Compliance Certificate" means a certificate, substantially in the form of Exhibit D hereto, executed by the Chief Executive Officer or Chief Financial Officer or Controller of the Company, together with all schedules annexed thereto.

          "Continue", "Continuation" and "Continued" each refers to a continuation of Term Loans of one Type into Term Loans of another Type pursuant to Section 2.08.

          "Contract" shall mean:

               (a) any lease of any Equipment by the Company or any of its Subsidiaries (in each case as lessor);

               (b) any conditional sale or similar arrangement providing for the sale by the Company or any of its Subsidiaries of any Equipment and for the retention by the Company or such Subsidiary of a Lien in such Equipment to secure the payment of amounts payable thereunder by the purchaser thereof; or

               (c) any note (and any related loan or other agreement) evidencing a loan by the Company or any of its Subsidiaries to finance the acquisition (including an acquisition theretofore made) of any Equipment and secured by a Lien on such Equipment;

     and "related Contract" means, when used with reference to any Equipment, the Contract covering or secured by such Equipment.

          "Contract Receivable" shall mean all amounts due and to become due from time to time under each Contract from the Obligor thereunder to the Company or one of its Subsidiaries, whether or not subject to any termination or similar option, including, without limitation, (a) in the case of any lease, all amounts payable as rental or pursuant to any purchase, renewal, termination or other obligation or option of such Obligor, (b) in the case of any conditional sale agreement or similar arrangement, all amounts payable as purchase price (including interest) or pursuant to any other obligation or option of such Obligor, and (c) in the case of any note evidencing a loan, all amounts payable as principal and interest or pursuant to any other obligation or option of such Obligor; and "related Contract Receivable" means the Contract Receivable with respect to a specified Contract.

          "Contractual Obligation", as applied to any Person, shall mean any provision of any securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(14) of ERISA.

          "Convert", "Conversion" and "Converted" each refers to a conversion of Syndicated Loans of one Type into Syndicated Loans of another Type, or a conversion of Term Loans of one Type into Term Loans of another Type, in each case pursuant to Section 2.08.

          "Credit Documents" means this Agreement, the Notes, guaranties and other agreements, instruments and written indicia of Contractual Obligations between the Company and the Agents or the Banks by or on behalf of the Company pursuant to or in connection with the transactions contemplated hereby.

          "Debt" means, with respect to any Person, without duplication, (i) all indebtedness, obligations or other liabilities of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, acceptances, notes or other similar instruments, (iii) all reimbursement obligations and other liabilities of such Person with respect to letters of credit issued for such Person's account, (iv) all obligations of such Person to pay the deferred purchase price of property or services,
 (v) all obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded on such Person's balance sheet as capital leases, (vi) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person, and (vii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.

          "Dollars" and the sign "$" each means the lawful money of the United States.

          "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule 1.01 hereto or in the Assignment and Acceptance pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Company, the Lending Agent and the Administrative Agent.

          "Eligible Contract" means any Contract which satisfies all of the following requirements:

               (a)  the Obligor thereunder is not an Affiliate of the Company;

               (b) the Company or a Subsidiary of the Company is (i) the lawful owner of the Equipment subject to such Contract or (ii) if such Contract is a sublease, the lessee of such Equipment or (iii) the holder of a perfected security interest in such Equipment; and

               (c)  the related Obligor shall not have:

                    (i) asserted any then existing or potential offset, counterclaim or other defense with respect to any amount due or to become due under such Contract whether related to the Contract or otherwise,

                    (ii) failed (which failure is then continuing) to pay in full any amount payable by it, or to perform fully any other obligation to be performed by it, under such Contract within 90 days after such amount is due and payable or such other obligation is to be performed, or

                    (iii) become insolvent, or generally failed to pay its debts as they become due, or admitted in writing its inability or refusal to pay its debts as they mature or consented to or acquiesced in the appointment of a trustee, receiver or other custodian for it or any of its property; or, in the absence of such application, consent or acquiescence, had a trustee, receiver or other custodian appointed for such Obligor or for a substantial part of its property; or had any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, instituted by or against such Obligor; or taken any corporate action to authorize any of the foregoing; provided, however, that any Contract which is not an Eligible Contract solely due to the provisions of this clause (iii) shall become an Eligible Contract upon affirmation of such Contract by the Obligor (or the trustee for or other successor-in-interest to the Obligor) in an appropriate proceeding.

          "Equipment" means tangible personal property (whether such tangible personal property is defined as inventory, equipment or farm products under the Illinois Uniform Commercial Code) used in business (i.e., used for any purpose other than personal, family or household purposes); and "related Equipment", when used with reference to any Contract, means the Equipment subject to or securing such Contract.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corpora-tions (within the meaning of Section 414(b) of the Code) as the Company; (ii) partnership, trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (i) or any partner-ship, trade or business described in clause (ii).

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 1.01 hereto or in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Company, the Lending Agent and the Administrative Agent.

          "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (1/16 of 1%) per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Loan comprising part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing shall be determined by the Lending Agent on the basis of applicable rates furnished to and received by the Lending Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

          "Eurodollar Rate Loan" means a Syndicated Loan or a Term Loan which bears interest as provided in Section 2.07(a)(ii).

          "Eurodollar Rate Reserve Percentage" of any Bank for any Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lending Agent from three Federal funds brokers of recognized standing selected by it.

          "Final Maturity Date" means the earlier of (i) the date one year after the Commitment Termination Date and (ii) the acceleration of the Loans and other Obligations pursuant to Section 6.02 hereof; provided, that if the Syndicated Loans are not converted into Term Loans pursuant to Section 2.03, then the Final Maturity Date shall be the Commitment Termination Date.

          "Fiscal Year" means a fiscal year of the Company.

          "Fixed Rate Auction" has the meaning specified in Section
 2.04(b)(i).

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entities as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Global Credit Agreement" means that certain Third Amended and Restated Global Credit Agreement of even date herewith among the Company, certain of its Subsidiaries, the financial institutions from time to time party thereto, NationsBank, as bid agent thereunder, and Citibank, as administrative agent thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Governmental Authority" shall mean any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Indexed Rate Auction" has the meaning specified in Section
 2.04(b)(i).

          "Individual Material Amount" means, at any time, an amount equal to the higher of (i) two percent (2%) of the Consolidated Tangible Net Worth of the Company at such time and (ii) $10,000,000.

          "Interest Period" means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of the making of such Loan or the Conversion or Continuation of a Loan into such Loan and ending on the last day of the period selected by the Company pursuant to the provisions below. Each such Interest Period shall be a period of one, two, three, six or nine months, as the Company may select pursuant to the terms of this Agreement; provided, however, that:

               (a) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

               (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (c) the last day of each Interest Period shall be on or before the Final Maturity Date.

          "Lending Agent" means NationsBank in its separate capacity as lending agent for the Banks hereunder and shall include any successor Lending Agent appointed pursuant to Section 7.07.

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, collateral deposit arrange-ment, security interest, encumbrance (including, but not limited to, easements, rights of way, zoning restrictions, restrictive covenants and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a lease which has been or should be (in accordance with GAAP) recorded on the lessor's balance sheet as a capital lease, and the filing of any financing statement (other than a financing statement filed by a "true" lessor pursuant to 9-408 of the Uniform Commercial Code or an equivalent statute) naming the Company or any of its Subsid-iaries as owner of the collateral to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

          "Limited Recourse Obligation" means any obligation of the Company or any of its Subsidiaries with respect to which a portion, but not all, of the Company's or such Subsidiary's liability thereunder constitutes a Non-Recourse Obligation.

          "Loan" means any Syndicated Loan, Term Loan or Bid Rate Loan, as the case may be.

          "Majority Banks" means Banks whose Pro Rata Shares aggregate to more than 50%.

          "Material Subsidiary" means any Subsidiary of the Company which either (i) has total assets, determined in accordance with GAAP, of at least $20,000,000 at the time of such calculation or (ii) has net cash provided by continuing operations (determined, for any fiscal quarter, in accordance with GAAP) which constitutes five percent (5%) or more of the consolidated net cash provided by continuing operations of the Company and its Subsidiaries; it being understood that once a Subsidiary of the Company is a Material Subsidiary it shall remain as such for the purposes of this Agreement notwithstanding any subsequent decrease in its total assets or net cash provided by continuing operations; provided, that if a Material Subsidiary no longer satisfies either condition set forth above and the Board of Directors of the Company determines that such Subsidiary is not material to the consolidated financial condition or operations of the Company and its Subsidiaries, then for so long as such Subsidiary satisfies neither such condition, such Subsidiary shall not be a Material Subsidiary.

          "MOF" means collectively, (i) that certain Facility Agreement dated as of June 4, 1991 among the Company, National Westminster Bank PLC, Barclays Bank PLC and the banks from time to time party thereto, as the same has been and may from time to time hereafter be amended, restated, supplemented or otherwise modified, and (ii) that certain Facility Agreement dated as of December 30, 1994 among the Company, National Westminster Bank PLC, Barclays Bank PLC and the banks from time to time party thereto, as the same has been and may from time to time hereafter be amended, restated, supplemented or otherwise modified.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
 Section 4001(a)(3) of ERISA which is contributed to by the Company or any member of the Controlled Group.

          "NationsBank" means NationsBank of North Carolina, N.A., a national banking association.

          "Non-Recourse Obligation" means any obligation of the Company or any of its Subsidiaries incurred to finance any Equipment or the purchase or lease thereof which is secured by a Lien on (and only on) such Equipment, any related Contract, the related Contract Receivable, proceeds of insurance covering such Equipment, any insurance policy from insureds which are not affiliated with the Company insuring a portion of the related Contract Receivable, or any combination of the foregoing, but only if:

               (a) such Non_Recourse Obligation is payable solely out of the security therefor;

               (b) neither the Company nor any Subsidiary of the Company in any respect guarantees or otherwise becomes responsible for the performance of any warranty or agreement of the Obligor under any related Contract; and

               (c) neither the Company nor any Subsidiary of the Company has any liability in connection with such Non_Recourse Obligation, except for warranties as to genuineness of signatures, the Company's or such Subsidiary's title to or interest in the related Equipment and similar warranties as not being inconsistent with a non_recourse obligation with respect to such Equipment and the related Contract.

          "Non-Recourse Subsidiary" means any Subsidiary of the Company where
 (i) all of the assets of such Subsidiary were acquired and all of the Debts of such Subsidiary were incurred in a single transaction, (ii) all Debts of such Subsidiary constitute claims only against such Subsidiary, and (iii) neither the Company nor any other Subsidiary of the Company shall have incurred any Accommodation Obligations with respect to any Debts of such Subsidiary.

          "Note" means a Bid Rate Note or a Company Note.

          "Notice of Bid Rate Borrowing" has the meaning specified in Section 2.04(b)(i).

          "Notice of Conversion/Continuation" has the meaning specified in
 Section 2.08(b).

          "Notice of Syndicated Borrowing" has the meaning specified in
 Section 2.02(a).

          "Obligations" means all present and future Debt and other liabilities of the Company under any of the Credit Documents owing to either Agent, any Bank, or any Person entitled to indemnification pursuant to Sec-tion 8.04, or any of their respective successors, transferees or assigns, of every type and description, arising under or in connection with this Agreement, the Notes or any other Credit Document or the trans-actions contemplated hereby or thereby, whether or not for the payment of money, whether arising by reason of any extension of credit, any loan, guaranty, indemnification, or in any other manner, whether direct or indirect (includ-ing those acquired by assignment), absolute or contin-gent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Company under this Agreement, the Notes or any other Credit Document.

          "Obligor" means the lessee, purchaser or borrower under a Contract.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means any employee benefit plan defined in Section 3(3) of ERISA in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding five years was, an "employer" as defined in Section 3(5) of ERISA.

          "Pro Rata Share" shall mean, with respect to any Bank, (i) at any time prior to the Termination Date, a fraction (expressed as a percentage), the numerator of which shall be the then current amount of such Bank's Commitment and the denominator of which shall be the then current Total Commitments, or (ii) at any time on or after the Termination Data, a fraction (expressed as a percentage), the numerator of which shall be the then outstanding principal amount of such Bank's Syndicated Loans or Term Loans (as the case may be), and the denominator of which shall be the then aggregate outstanding principal amount of all of the Banks' Syndicated Loans or Term Loans (as the case may be), in each case as adjusted from time to time in accordance with the provisions of Section 8.06.

          "Reference Banks" means Citibank and NationsBank, and shall include their respective successors.

          "Register" has the meaning specified in Section 8.06(c).

          "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing docu-ments of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations G, U and X of the Board of Governors of the Federal Reserve System, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement, approval, permit or license or occupational safety or health law, rule or regula-tion.

          "Sale and Leaseback" has the meaning specified in Section 12.03(d).

          "Senior Unsecured Indebtedness" means all unsecured Debt of the Company other than Subordinated Debt.

          "Subordinated Debt" means any Debt of the Company or any Subsidiary of the Company for money borrowed which is expressed to be subordinate to any other Debt of the Company or such Subsidiary.

          "Subsidiary" of a Person means any corporation, partnership (limited or general), trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other Subsidiaries of such Person or any combination thereof.

          "Syndicated Borrowing" means a borrowing consisting of simultaneous Syndicated Loans of the same Type (and, if Eurodollar Rate Loans, having the same Interest Period) made to the Company by the Banks pursuant to Section 2.01, or Converted pursuant to Section 2.08.

          "Syndicated Loan" means a loan by a Bank to the Company pursuant to
 Section 2.01, and refers to either a Base Rate Loan or a Eurodollar Rate
 Loan.

          "Term Loan" means a loan by a Bank to the Company pursuant to
 Section 2.03, and refers to either a Base Rate Loan or a Eurodollar Rate
 Loan.

          "Term Loan Borrowing" means a portion of the aggregate outstanding principal amount of the Term Loans, allocated among the Banks in accordance with their Pro Rata Shares, of the same Type (and, if Eurodollar Rate Loans, have the same Interest Period).

          "Termination Date" means the earlier of the Commitment Termination Date or the date of the termination in whole of the Commitments pursuant to
 Section 6.02.

          "Type" means, with respect to a Syndicated Loan or a Term Loan, the nature thereof as either a Base Rate Loan or a Eurodollar Rate Loan.

          "Unmatured Event of Default" means any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

Section 1.02. Other Definitions. (a) The following terms, used in this Agreement in connection with the calculation of the financial covenants hereunder, have the meanings specified in the Compliance Certificate:

          "Fixed Charge Coverage Ratio"
          "Net Book (or Residual) Value"
          "Net Cash Provided by Operating Activities Ratio"
          "Ratio of Unencumbered Cash Flow to
               Contractual Payments"
          "Recourse Liabilities Ratio"
          "Remarketing Revenues"
          "Total Liabilities to Adjusted Net Worth Ratio"

          (b) The following terms, used in this Agreement in connection with the calculation of the financial covenants hereunder, shall have the following meanings:

          "Consolidated Net Income" has the meaning given to such term in accordance with GAAP.

          "Consolidated Tangible Net Worth" means, at any time, the consolidated capital (including in excess of par value) and retained earnings of the Company and its Subsidiaries (excluding, however, the deferred translation adjustment, if any, to the Company's shareholders' equity) less all franchises, patents, patent applications, trademarks, goodwill, research and development expense, the after_tax effect of unamortized debt discount and any other unamortized debt expense, and other intangibles, calculated in accordance with Schedule 1 to the Compliance Certificate.

          "Cumulative Net Losses" means net losses exclusive of losses arising from the scheduled amortization or write-off of intangible assets (determined in connection with the computation of Consolidated Net Income) as calculated in accordance with Section 5.04 and Schedule 7 to the Compliance Certificate.

          "Earnings from Continuing Operations Before Taxes" means the earnings from continuing operations of the Company and its Subsidiaries before any adjustments for or on account of any income taxes, exclusive of any earnings or losses arising from the scheduled amortization or write-off of intangible assets.

Section 1.03. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

Section 1.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP in a manner consistent with the preparation of the financial statements referred to in
Section 5.02(a).

Section 1.05. Other Definitional Provisions. References to "Articles," "Sections," "subsections," "Schedules" and "Exhibits" shall be to Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. As used in this Agreement, singular terms shall include the plural and plural terms shall include the singular unless the context otherwise requires, and terms importing any gender shall include the other gender.


     ARTICLE II


Section 2.01. The Syndicated Loans. Each Bank severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make Syndicated Loans in Dollars to the Company from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding such Bank's Pro Rata Share of the Commitments as in effect from time to time. Each Syndicated Borrowing shall be in an aggregate amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Syndicated Loans of the same Type made on the same day by the Banks ratably according to their respective Pro Rata Shares. Within the limits of the Commitments and subject to the terms of this Agreement, the Company may borrow, prepay pursuant to
Section 2.09 and reborrow under this Section 2.01.

Section 2.02.  Making the Syndicated Loans.

          (a) Each Syndicated Borrowing shall be made on written notice (each, a "Notice of Syndicated Borrowing") from the Company to the Lending Agent, given not later than (i) 10:00 A.M. (New York time) on the date of a proposed Syndicated Borrowing of Base Rate Loans, and (ii) 11:00 A.M. (New York time) on the third Business Day prior to the date of a proposed Syndicated Borrowing of Eurodollar Rate Loans. Each Notice of Syndicated Borrowing shall be by telecopier or other form of teletransmission, in substantially the form of Exhibit A hereto, specifying therein the requested
(i) date of such Syndicated Borrowing (which shall be a Business Day), (ii) Type of Syndicated Loans comprising such Syndicated Borrowing, (iii) aggregate amount of such Syndicated Borrowing, and (iv) in the case of a Syndicated Borrowing comprised of Eurodollar Rate Loans, Interest Period for each such Syndicated Loan. In lieu of delivering the above-described Notice of Syndicated Borrowing, the Company may give the Lending Agent telephonic notice of any proposed Syndicated Borrowing by the time required under this Section 2.02(a); provided, that the Company agrees to confirm such notice in writing by facsimile transmission of an executed Notice of Syndicated Borrowing to the Lending Agent no later than 5:00 P.M. (New York time) on the same day; provided further, however, that any failure by the Company to so confirm any telephonic notice shall in no event impair the validity of such telephonic notice.

          (b) Promptly after receipt of a Notice of Syndicated Borrowing under Section 2.02(a) (or telephonic notice in lieu thereof), the Lending Agent shall notify each Bank by telecopy or other form of teletransmission of the proposed Syndicated Borrowing. Each Bank shall, before 11:00 A.M. (New York time) (in the case of a Syndicated Borrowing of Eurodollar Rate Loans) or 2:00 P.M. (New York time) (in the case of a Syndicated Borrowing of Base Rate Loans) on the date of such Syndicated Borrowing, make the amount of its Syndicated Loan available to the Lending Agent, at its address referred to in
Section 8.02, in Dollars and in same day funds. After the Lending Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Lending Agent will make such funds available to the Company at the Lending Agent's aforesaid address.

          (c) Anything in subsection (a) above to the contrary notwithstanding, the Company may not select Eurodollar Rate Loans for any Syndicated Borrowing if any Event of Default or Unmatured Event of Default has occurred and is then continuing.

          (d) Each Notice of Syndicated Borrowing (or telephonic notice in lieu thereof) shall be irrevocable and binding on the Company. In the case of any Syndicated Borrowing which the related Notice of Syndicated Borrowing (or telephonic notice in lieu thereof) specifies is to be comprised of Eurodollar Rate Loans, the Company shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Syndicated Borrowing (or telephonic notice in lieu thereof) for such Syndicated Borrowing the applicable conditions set forth in Section 3.02, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Syndicated Loan to be made by such Bank as part of such Syndicated Borrowing when such Syndicated Loan, as a result of such failure, is not made on such date.

          (e) Unless the Lending Agent shall have received notice from a Bank prior to the date of any Syndicated Borrowing that such Bank will not make available to the Lending Agent such Bank's ratable portion of such Syndicated Borrowing, the Lending Agent may assume that such Bank has made such portion available to the Lending Agent on the date of such Syndicated Borrowing in accordance with subsection (b) of this Section 2.02 and the Lending Agent in its sole discretion may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Lending Agent, such Bank and the Company severally agree to repay to the Lending Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Lending Agent, at (i) in the case of the Company, the interest rate applicable at the time to Syndicated Loans comprising such Syndicated Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Lending Agent such corresponding amount, such amount so repaid shall constitute such Bank's Syndicated Loan as part of such Syndicated Borrowing for purposes of this Agreement.

          (f) The failure of any Bank to make the Syndicated Loan to be made by it as part of any Syndicated Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Syndicated Loan on the date of such Syndicated Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Syndicated Loan to be made by such other Bank on the date of any Syndicated Borrowing.

Section 2.03. The Term Loans. On the Commitment Termination Date, all Syndicated Loans outstanding shall, on and as of such date, be converted into term loans by the Banks to the Company (individually, a "Term Loan" and, collectively, the "Term Loans"), each with an unpaid principal amount equal to the amount of the applicable Syndicated Loan; provided, that such conversion shall not occur if an Event of Default or an Unmatured Event of Default shall have occurred and be continuing on the Commitment Termination Date, or if the Termination Date shall have already occurred. Upon the terms and subject to the conditions of this Agreement, the Company may elect to designate Borrowings of the Term Loans as Base Rate Loans or Eurodollar Rate Loans. The Term Loans shall be repayable in accordance with the terms hereof and, once repaid, may not be reborrowed (it being understood that Conversions and Continuations of all or any part of the Term Loans pursuant to
Section 2.08 shall not constitute repayment of such Term Loans).

Section 2.04. The Bid Rate Loans. (a) Each Bank severally agrees that the Company may make Bid Rate Borrowings in Dollars under this Section 2.04 from time to time on any Business Day during the period from the Closing Date until the date occurring thirty (30) days prior to the Termination Date in the manner set forth below; provided, that following the making of each Bid Rate Borrowing, the aggregate amount of the Syndicated Loans and Bid Rate Loans then outstanding shall not exceed the Commitments in effect at such time (computed without regard to any Bid Rate Reduction).

          (b) The procedures for the solicitation and acceptance of Bid Rate Loans are as follows:

          (i) The Company may request a Bid Rate Borrowing under this Section 2.04(b) by delivery to the Lending Agent of written notice (each, a "Notice of Bid Rate Borrowing"), given not later than 10:00 A.M. (New York time) (A) one Business Day prior to the date of the proposed Bid Rate Borrowing, if the Company shall specify in the Notice of Bid Rate Borrowing that the rates of interest to be offered by the Banks shall be fixed rates per annum (such type of solicitation being a "Fixed Rate Auction") and (B) four Business Days prior to the date of the proposed Bid Rate Borrowing, if the Company shall instead specify in the Notice of Bid Rate Borrowing an index or other basis to be used by the Banks in determining the rates of interest to be offered by them (such type of solicitation being an "Indexed Rate Auction"). Each Notice of Bid Rate Borrowing shall be by telecopier or other form of teletransmission, in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such Bid Rate Borrowing (which shall be a Business Day), (ii) the requested aggregate amount of such Bid Rate Borrowing, (iii) the requested maturity date for repayment of each Bid Rate Loan to be made as part of such Bid Rate Borrowing (which maturity date may not be earlier than the date occurring thirty (30) days after the date of such Bid Rate Borrowing or later than the earlier of (1) the date occurring ninety (90) days after the date of such Bid Rate Borrowing and (2) the Termination Date), (iv) the requested interest payment schedule with respect to the Bid Rate Loans comprising such Bid Rate Borrowing, (v) the basis to be used by the Banks in determining the rates of interest to be offered by them, and (vi) such other terms applicable to such Bid Rate Borrowing. The Lending Agent shall, promptly following its receipt of a Notice of Bid Rate Borrowing under this Section 2.04(b), notify each Bank of such request by sending such Bank a copy of such Notice of Bid Rate Borrowing.

          (ii) Each Bank may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Rate Loans to the Company as part of such proposed Bid Rate Borrowing at a rate or rates of interest specified by such Bank in its sole discretion, by notifying the Lending Agent (which shall give prompt notice thereof to the Company), before 10:00 A.M. (New York time) (A) on the date of such proposed Bid Rate Borrow-ing, in the case of a Fixed Rate Auction, and (B) two Business Days before the date of such proposed Bid Rate Borrowing, in the case of an Indexed Rate Auction, of the minimum amount and maximum amount of each Bid Rate Loan which such Bank would be willing to make as part of such proposed Bid Rate Borrowing (which amounts may, subject to the proviso to Section 2.04(a), exceed such Bank's Pro Rata Share of the Commitments), the rate or rates of interest therefor and such Bank's Applicable Lending Office with respect to such Bid Rate Loan.

          (iii)  The Company shall, in turn, before 12:00 noon (New York time)
 (A) on the date of such proposed Bid Rate Borrowing, in the case of a Fixed Rate Auction, and (B) two Business Days before the date of such proposed Bid Rate Borrowing, in the case of an Indexed Rate Auction, either:

               (x) cancel such Bid Rate Borrowing by giving the Lending Agent notice (which may be by telephone, confirmed promptly in writing by facsimile) to that effect, or

               (y) accept, subject to Sections 2.04(c) and (d), one or more of the offers made by any Bank or Banks pursuant to paragraph (ii) above, in its sole discretion, by giving notice (which may be by telephone, confirmed promptly in writing by facsimile) to the Lending Agent of the amount of each Bid Rate Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Lending Agent on behalf of such Bank for such Bid Rate Loan pursuant to paragraph (ii) above) to be made by each Bank as part of such Bid Rate Borrowing, and reject any remaining offers made by Banks pursuant to paragraph (ii) above by giving the Lending Agent notice to that effect.

          (iv) If the Company notifies the Lending Agent that such Bid Rate Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Lending Agent shall give prompt notice thereof to the Banks and such Bid Rate Borrowing shall not be made.

          (v) If the Company accepts one or more of the offers made by any Bank or Banks pursuant to paragraph (iii)(y) above, the Lending Agent shall in turn promptly notify (A) each Bank that has made an offer as described in paragraph (ii) above of the date and aggregate amount of such Bid Rate Borrowing and whether or not any offer or offers made by such Bank pursuant to paragraph (ii) above have been accepted by the Company, (B) each Bank that is to make a Bid Rate Loan as part of such Bid Rate Borrowing, of the amount of each Bid Rate Loan to be made by such Bank as part of such Bid Rate Borrowing, and (C) each Bank that is to make a Bid Rate Loan as part of such Bid Rate Borrowing, upon receipt, that the Lending Agent has received forms of documents appearing to fulfill the applicable conditions set forth in
 Article III. Each Bank that is to make a Bid Rate Loan as part of such Bid Rate Borrowing shall, before 1:00 P.M. (New York time) on the date of such Bid Rate Borrowing specified in the notice received from the Lending Agent pursuant to clause (A) of the preceding sentence or any later time when such Bank shall have received notice from the Lending Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Lending Agent at its address referred to in Section
 8.02 such Bank's portion of such Bid Rate Borrowing, in Dollars and in same day funds. Upon fulfillment of the applicable conditions set forth in
 Article III and after receipt by the Lending Agent of such funds, the Lending Agent will make such funds available to the Company at the Lending Agent's aforesaid address. Promptly after each Bid Rate Borrowing the Lending Agent will notify each Bank of the amount of the Bid Rate Borrowing, the consequent Bid Rate Reduction and the dates upon which such Bid Rate Reduction commenced and will terminate.

          (c) Each Bid Rate Borrowing shall be in an aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof (but in no case may it exceed the aggregate amount of Bid Rate Loans requested in the applicable Notice of Bid Rate Borrowing). Following the making of each Bid Rate Borrowing, the Company shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

          (d) Each acceptance by the Company pursuant to Section 2.04(b)(iii)(y) of the offers made in response to a Notice of Bid Rate Borrowing shall be treated as an acceptance of such offers in ascending order of the rates or margins, as applicable, at which the same were made but if, as a result thereof, two or more offers at the same such rate or margin would be partially accepted, then the amounts of the Bid Rate Loans in respect of which such offers are accepted shall be treated as being the amounts which bear the same proportion to one another as the respective amounts of the Bid Rate Loans so offered bear to one another but, in each case, rounded as the Lending Agent may consider necessary to ensure that the amount of each such Bid Rate Loan is $500,000 or an integral multiple thereof.

          (e)  Within the limits and on the conditions set forth in this
Section 2.04, the Company may from time to time borrow under this Section 2.04, repay pursuant to subsection (f) below, and reborrow under this Section 2.04.

          (f) The Company shall repay to the Lending Agent for the account of each Bank which has made a Bid Rate Loan or (if different) for the account of the holder of the applicable Bid Rate Note, on the maturity date of each Bid Rate Loan (such maturity date being that specified by the Company for repayment of such Bid Rate Loan in the related Notice of Bid Rate Borrowing and provided in the Bid Rate Note evidencing such Bid Rate Loan), the then unpaid principal amount of such Bid Rate Loan. The Company shall not have the right to prepay any principal amount of any Bid Rate Loan except (i) if, and then only on the terms, specified by the Company for such Bid Rate Loan in the related Notice of Bid Rate Borrowing and set forth in the Bid Rate Note evidencing such Bid Rate Loan, and (ii) in the case of the replacement or removal of a Bank pursuant to Section 8.08, provided, that in the case of this clause (ii), the Company shall pay, on demand of such Bank, to the Lending Agent for the account of such Bank, any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such prepayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Bid Rate Loan.

          (g) The Company shall pay interest on the unpaid principal amount of each Bid Rate Loan, from the date of such Bid Rate Loan to the date the principal amount of such Bid Rate Loan is repaid in full, at the rate of interest for such Bid Rate Loan specified by the Bank making such Bid Rate Loan in the related notice submitted by such Bank pursuant to Section 2.04(b)(ii), payable on the interest payment date or dates specified by the Company for such Bid Rate Loan in such Notice of Bid Rate Borrowing, in each case as provided in the Bid Rate Note evidencing such Bid Rate Loan.

          (h) The indebtedness of the Company resulting from each Bid Rate Loan shall be evidenced by a separate Bid Rate Note payable to the order of the Bank making such Bid Rate Loan.

Section 2.05. Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of each Bank, a facility fee in an amount equal to fifteen-hundredths of one percent (0.15%) per annum applied to each Bank's Pro Rata Share of (i) the average daily Commitments (irrespective of usage and without giving effect to any Bid Rate Reduction) from the Closing Date (or, if applicable, from the effective date specified in an Assignment and Acceptance pursuant to which it became a Bank hereunder) until the Termination Date and
(ii) the outstanding Syndicated Loans from the Termination Date until the payment of the Syndicated Loans in full, in each case payable in arrears on
(x) the last Business Day of each calendar quarter, commencing December 31, 1994, (y) the Termination Date and (z) the date the Syndicated Loans are paid in full.

          (b) The Company shall also pay such fees and expenses to the Agents as the Company and the Agents may separately agree.

Section 2.06.  Repayment.  The Company shall repay the principal amount of
(a) each Base Rate Loan on the Final Maturity Date, (b) each Eurodollar Rate Loan constituting a Syndicated Loan on the earlier of (i) the last day of the Interest Period for such Loan or (ii) the Final Maturity Date, and (c) each Eurodollar Rate Loan constituting a Term Loan on the Final Maturity Date.

Section 2.07.  Interest on Syndicated Loans and Term Loans.  (a)  Subject to
Section 2.07(b) below, the Company shall pay interest on the unpaid principal amount of each Syndicated Loan or Term Loan owing to each Bank from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum and at the following times:

          (i) Base Rate Loans. If such Loan is a Base Rate Loan, a rate per annum equal at all times to the Base Rate in effect from time to time, payable on the last day of each calendar quarter and on any date such Base Rate Loan is Converted or paid in full.

          (ii) Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during the Interest Period for such Loan to the sum of the Eurodollar Rate for such Interest Period plus 0.40% per annum, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

If on any day a Syndicated Loan is outstanding with respect to which effective notice has not been delivered to the Lending Agent in accordance with the terms hereof specifying the basis for determining the rate of interest applicable thereto (including, without limitation, Eurodollar Rate Loans which, following the end of the Interest Period with respect thereto, are not reborrowed or Continued hereunder as Eurodollar Rate Loans), then for such day such Syndicated Loan shall be a Base Rate Loan.

          (b) Default Interest. Notwithstanding the rates of interest and payment dates specified in Section 2.07(a) above, effective five (5) Business Days after the Company receives written notice from the Administrative Agent or the Lending Agent of the occurrence of any Event of Default and the applicability of this Section 2.07(b) and for as long thereafter as any such Event of Default shall be continuing, the principal balance of all Syndicated Loans or Term Loans then outstanding and, to the extent permitted by applicable law, any interest payments on the Syndicated Loans or Term Loans not paid when due, shall bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the rate of interest otherwise payable under this Agreement.

          (c) Additional Interest on Eurodollar Rate Loans. The Company shall pay to the Lending Agent, for the account of each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Bank, from the date of such Eurodollar Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Loan. Such additional interest shall be determined by such Bank and notified to the Company through the Lending Agent.

          (d)  Interest Rate Determination.

          (i) Each Reference Bank agrees to furnish to the Lending Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Lending Agent for the purpose of determining any such interest rate, the Lending Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

          (ii) The Lending Agent shall give prompt notice to the Company and the Banks of the applicable interest rate determined by the Lending Agent for purposes of Section 2.07(a), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(a)(ii).

          (iii) Notwithstanding any other provision of this Agreement to the contrary,

          (A) If the Reference Banks fail to furnish timely information to the Lending Agent for determining the Eurodollar Rate for any Eurodollar Rate Loans comprising a requested Borrowing,

               (1) such Agent shall forthwith notify the Company and the Banks that the interest rate cannot be determined for such Eurodollar Rate Loans,

               (2) the right of the Company to request and the obligation of the Banks to make, or to Convert Loans into or Continue Loans as, Eurodollar Rate Loans shall be suspended until the Lending Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist, and

               (3) any Notice of Syndicated Borrowing or Notice of Conversion/Continuation with respect to such Borrowing shall be deemed cancelled and such Borrowing, Conversion or Continuation shall not be made.

          (B) If, with respect to any Eurodollar Rate Loans comprising a requested Borrowing, the Majority Banks notify the Lending Agent that the Eurodollar Rate for such Eurodollar Rate Loans will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Rate Loans for such Borrowing, such Agent shall forthwith so notify the Company and the Banks, whereupon

               (1) the right of the Company to request and the obligation of the Banks to make, or to Convert Loans into or Continue Loans as, Eurodollar Rate Loans shall be suspended until the Lending Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist, and

               (2) any Notice of Syndicated Borrowing or Notice of Conversion/Continuation with respect to such Borrowing shall be deemed cancelled and such Borrowing, Conversion or Continuation shall not be made.

The Lending Agent shall, upon becoming aware that the circumstances causing any such suspension under this clause (iii) no longer apply, promptly so notify the Company, provided that the failure of either such Agent to so notify the Company shall not impair the rights of the Banks under this Section 2.07(d)(iii) or expose such Agent to any liability.

          (iv) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the terms of this Agreement, the Company shall be deemed to have chosen an Interest Period of one month.

          (v) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Syndicated Borrowing or Term Loan Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Loans shall automatically Convert into Base Rate Loans.

          SECTION 2.08. Voluntary Conversion and Continuation of Syndicated .08. Voluntary Conversion and Continuation of Syndicated Loans. (a) Subject to the provisions of Sections 2.07 and 2.15, the Company may, by notice delivered in accordance with subsection (b) below, (i) at any time Convert Base Rate Loans in an aggregate principal amount of at least $5,000,000 into Eurodollar Rate Loans, (ii) Convert Eurodollar Rate Loans into Base Rate Loans on the expiration date of the Interest Period with respect thereto, and (iii) Continue Eurodollar Rate Loans consisting of Term Loans in an aggregate principal amount of at least $5,000,000 as Eurodollar Rate Loans on the expiration date of the Interest Period with respect thereto; provided, that no Loans may be Converted into or Continued as Eurodollar Rate Loans if an Event of Default or an Unmatured Event of Default has occurred and is continuing.

          (b) In the event that the Company elects to Convert or Continue Loans under subsection (a), the Company shall deliver written notice (each, a "Notice of Conversion/ Continuation") to the Lending Agent not later than 11:00 A.M. (New York time) at least (i) one Business Day in advance of a proposed Conversion into Base Rate Loans and (ii) three Business Days in advance of a Conversion into or Continuation as Eurodollar Rate Loans. Each Notice of Conversion/ Continuation shall be by telecopier or other form of teletransmission, confirmed promptly in writing, in substantially the form of Exhibit C hereto, specifying the requested (i) date of such Conversion or Continuation (which shall be a Business Day), (ii) the Loans to be Converted or Continued, and (iii) except with respect to Conversions to Base Rate Loans, the duration of the Interest Period to be applied thereto. Promptly after receipt of a Notice of Conversion/ Continuation under this Section 2.08(b), the Lending Agent shall notify each Bank by telecopy or other similar form of teletransmission of the proposed Conversion. Each Notice of Conversion/Continuation shall be irrevocable and, once delivered, the Company shall be bound to Convert or Continue Loans in accordance therewith.

Section 2.09. Prepayments of Syndicated Loans and Term Loans. The Company may, upon at least one Business Day's (with respect to Base Rate Loans) or three Business Days' (with respect to Eurodollar Rate Loans) prior written notice to the Lending Agent, prepay the outstanding principal amounts of the Syndicated Loans or Term Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) any prepayment of any Eurodollar Rate Loans shall be made on the last day of an Interest Period for such Loans, or otherwise only upon payment of the amounts described in Section 2.13(b). Any notice of prepayment given to the Lending Agent under this Section 2.09 shall be received by the Lending Agent no later than 10:00 A.M. (New York time) on the date such notice must be given, and shall specify the date of prepayment and the aggregate principal amount of the prepayment. If a notice of prepayment has been delivered as provided herein, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified in such notice.

Section 2.10.  Payments and Computations.

          (a) Manner and Timing of Payments. The Company shall make each payment owing to the Banks under this Agreement not later than 11:00 A.M. (New York time) on the day when due in Dollars to the Administrative Agent or the Lending Agent, as applicable, at such Person's address referred to in Section
8.02 in same day funds. The Administrative Agent or the Lending Agent, as applicable, will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably to the Banks in accordance with their Pro Rata Shares (other than amounts payable pursuant to Section 2.04, 2.05(b), 2.07(c), 2.14 or 2.15) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon the Administrative Agent's acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent and the Lending Agent, as applicable, shall make all payments under this Agreement in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) Rights of Set-Off. The Company hereby authorizes each Bank, if and to the extent payment owed to such Bank is not made when due hereunder, to charge from time to time against any or all of the Company's accounts with such Bank any amount so due. Each Bank agrees to notify the Company at least five (5) Business Days prior to any such charge made by such Bank, provided that the failure to give such notice shall not affect the validity of such charge.

          (c) Computation of Interest and Fees. All computations of interest and fees shall be made by the Administrative Agent or the Lending Agent or, with respect to interest under Section 2.07(c), by the applicable Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent or the Lending Agent or, in the case of Section 2.07(c), by a Bank, of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Payment on Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day (and such reduction of time shall in such case be excluded from the computation of payment of interest or fee, as the case may be).

          (e) Distributions to Banks. Unless the Administrative Agent or the Lending Agent, as applicable, shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, such Agent may assume that the Company has made such payment in full to such Agent on such date and such Agent in its sole discretion may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have so made such payment in full to the applicable Agent, each Bank shall repay to such Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to such Agent, at the Federal Funds Rate.

          (f) Apportionment of Payments. (i) So long as no Event of Default exists, all payments of principal and interest in respect of a Borrowing of outstanding Loans, all payments of the fees described herein, and all payments in respect of any other Obligations shall be allocated among such of the Banks as are entitled thereto in accordance with their respective Pro Rata Shares (unless otherwise expressly provided elsewhere herein). Subject to the terms and conditions of this Agreement, the Company may choose the Borrowing or Borrowings to which any such payment will be applied. After the occurrence and during the continuance of an Event of Default and upon the concurrence of the Administrative Agent and after notice by the Administrative Agent to the Company that payments and proceeds shall be so applied, all payments remitted to the Agents shall be applied, subject to the provisions of this Agreement,
(1) first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent hereunder; (2) second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lending Agent hereunder; (3) third, to pay Obligations in respect of any fees, expense reimburse-ments or indemnities then due to the Banks hereunder; (4) fourth, to pay interest due in respect of Loans (pro rata); (5) fifth, to pay or prepay principal of Loans (pro rata); and (6) sixth, to the ratable payment of all other Obligations.

          (ii) The Administrative Agent or the Lending Agent, as applicable, shall, in accordance with this Section 2.10, distribute to each Bank at its primary address set forth on the appropriate signature page of this Agreement (or, as applicable, an Assignment and Acceptance), or at such other address as a Bank may request in writing, such funds as it may be entitled to receive, provided that no Agent shall in any event be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Bank and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Majority Banks or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The post-Event of Default order of priority herein is set forth solely to determine the rights and priorities of the Banks as among themselves and may at any time or from time to time be changed by the Banks as they may elect, in writing in accordance with Section 8.01, without necessity of notice to or consent of or approval by the Company or any other Person.

Section 2.11. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Obligations due and payable pursuant to the provisions of Section 6.02, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company against any and all of the Obligations owing to such Bank, whether or not such Bank shall have made any demand under this Agreement and although such Obligations may be unmatured. The deposits or other indebtedness against which such Obligations are set-off may be denominated in any currency, and each Bank is hereby authorized to effect any appropriate currency exchanges in order to implement such set-off. Each Bank agrees promptly to notify the Company after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 2.11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

Section 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Obligations owing to it (other than pursuant to Section 2.04, 2.05(b), 2.07(c), 2.14, 2.15 or 8.04 or solely in its capacity as an Agent) in excess of its Pro Rata Share of payments on account of the Obligations obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Obligations owing to them as shall be necessary to cause such purchasing
Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's Pro Rata Share of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

Section 2.13.  Increased Costs, Reserves and Capital.

          (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Loans, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, then the Company shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent and the Lending Agent), pay to the Lending Agent, for the account of such Bank, additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company, the Administrative Agent and the Lending Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Company to or for the account of a Bank other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.08(d), 2.09 or 2.16, acceleration of the maturity of the Loans pursuant to Section 6.02 or for any other reason, or by an assignee of a Bank to such Bank other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Company pursuant to Section 8.08, the Company shall, upon demand by such Bank (with a copy of such demand to the Administrative Agent and the Lending Agent), pay to the Lending Agent, for the account of such Bank, any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Loan.

          (c) If any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office or any corporation controlling such Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect after the date hereof of reducing the rate of return on such Bank's capital or the capital of any corporation controlling such Bank as a consequence of such Bank's obligations to make Loans hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance by an amount deemed by such Bank to be material, then the Company shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank or such controlling corporation for such reduction. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

          (d) Notwithstanding the foregoing, the Company shall not be required to make any payments or indemnify any Bank under this Section 2.13 with respect to any increased costs, losses or expenses or increased capital requirements incurred by such Bank more than one-hundred eighty (180) days before the date a request for payment or indemnification is delivered to the Company. Each Bank agrees (to the extent consistent with internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if such designation would avoid or reduce the amount of increased costs, losses or expenses or compensation for increased capital requirements; provided, however, that such designation need not be made if it would result in any additional costs, expenses or risks to such Bank that are not reimbursed by the Company pursuant hereto or would, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

Section 2.14.  Taxes.

          (a) Any and all payments by the Company hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and each Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or such Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non_excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or either Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Bank or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c) The Company indemnifies each Bank and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Bank or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Bank or such Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Company will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

          (e) If the Company makes any payment or indemnifies any Bank pursuant to this Section 2.14 (each, a "Tax Payment"), any Bank effectively obtains a refund of Tax or a credit against Tax by reason of that Tax Payment (each, a "Tax Credit"), and the Bank is able to identify the Tax Credit as being attributable to the Tax Payment, then the Bank shall reimburse to the Company such amount as the Bank shall, in its absolute discretion, determine to be the proportion of the Tax Credit as will leave the Bank (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required. The Bank shall have an absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so. None of the Banks shall be obliged to disclose any information regarding its tax affairs or computation to the Company.

          (f) Each Bank represents and warrants to the Agents and the Company that under applicable law and treaties in effect as of the date hereof no taxes imposed by the United States or any country in which any Bank is organized or controlled or in which any Bank's Applicable Lending Office is located or any political subdivision of any of the foregoing will be required to be withheld by the Company with respect to any payments to be made to such Bank in respect of any of the Loans. Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Bank and on the date of the Assignment and Acceptance pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Company (but only so long as such Bank remains lawfully able to do so), shall provide the Company with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 2.14(a).

          (g) For any period with respect to which a Bank has failed to provide the Company with the appropriate form described in Section 2.14(f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the second sentence of subsection (f) above), such Bank shall not be entitled to indemnification under Section 2.14(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as the Bank shall reasonably request to assist the Bank to recover such Taxes.

          (h) Notwithstanding the foregoing, the Company shall not be required to make any payments or indemnify any Bank under this Section 2.14 with respect to any Taxes or Other Taxes paid by such Bank more than one-hundred eighty (180) days before the date a request for payment or indemnification is delivered to the Company. Each Bank agrees (to the extent consistent with internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if such designation would avoid or reduce the amount of Taxes or Other Taxes; provided, however, that such designation need not be made if it would result in any additional costs, expenses or risks to such Bank that are not reimbursed by the Company pursuant hereto or would, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

          (i) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and the termination of the Commitments.

Section 2.15. Illegality. Notwithstanding any other provision of this Agreement, if any Bank shall notify the Lending Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain any Eurodollar Rate Loans hereunder, (i) the right of the Company to request and the obligation of the Banks to make or to Convert Loans into or Continue Loans as Eurodollar Rate Loans shall be suspended until the Lending Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist, (ii) any Notice of Syndicated Borrowing or Notice of Conversion/Continuation with respect to any requested Borrowing of, Conversion into or Continuation as Eurodollar Rate Loans shall be deemed cancelled and such Borrowing, Conversion or Continuation shall not be made, and (iii) the Company shall forthwith prepay in full all Eurodollar Rate Loans of all Banks then outstanding, together with interest accrued thereon, unless the Company, within five Business Days of the applicable notice from the Lending Agent, Converts all such Eurodollar Rate Loans of all Banks then outstanding into Base Rate Loans in accordance with Section 2.08.

Section 2.16. Right of Set-Off Against Defaulting Banks. In the event that any Bank fails to fund its Pro Rata Share of any Loan requested by the Company which such Bank is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a "Non-Pro Rata Loan"), then until the earlier of (i) such Bank's cure of such failure and (ii) the termination of the Commitments, the proceeds of all amounts thereafter paid or repaid to the Agents by the Company and otherwise required to be applied to such Bank's share of any other Obligations pursuant to the terms of this Agreement shall be advanced to the Company by the applicable Agent on behalf of such Bank to cure, in full or in part, such failure by such Bank, but shall nevertheless be deemed to have been paid to such Bank in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

               (1) the foregoing provisions of this Section 2.16 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the Conversion or Continuation of any Loans hereunder;

               (2) a Bank shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Bank's Pro Rata Share (determined as of the time of the receipt, with respect to such Loan, by the Lending Agent of the related Notice of Syndicated Borrowing) of the requested principal portion of such Loan is fully funded to the Company, whether made by such Bank itself or by operation of the terms of this Section 2.16; and

               (3)  any amounts advanced to the Company under this Section
 2.16 to cure, in full or in part, any such Bank's failure to fund its Pro Rata Share of any Loan, shall be deemed a part of the same Borrowing as the applicable Non-Pro Rata Loan.

Section 2.17. Promissory Notes. (i) The Company shall execute and deliver a Company Note, dated the date hereof, to each Bank (or to the Administrative Agent on behalf of such Bank, with prompt delivery thereof to each Bank thereafter) on the Closing Date. The Company shall also execute and deliver a Bid Rate Note, dated the date of the related Bid Rate Loan, to each Bank making a Bid Rate Loan (or to the Administrative Agent on behalf of such Bank , with prompt delivery thereof to each Bank thereafter) prior to the making of such Bid Rate Loan.

          (ii) Each Bank is hereby authorized, at its option, to either (a) endorse the date and amount, as applicable, of each Loan made by such Bank and each repayment or prepayment of principal of Loans made with respect to such Note on a schedule which shall be annexed to and constitute a part of such Note or (b) record, as applicable, such Loans, repayments and prepayments in its books and records, such schedule or such books and records, as the case may be, constituting prima facie evidence, absent manifest error, of the accuracy of the information contained therein; provided, that the failure by any Bank to endorse or record such Loans, repayments and prepayments shall not affect the obligations of the Company under such Note.


     ARTICLE III


Section 3.01. Conditions Precedent to Closing. This Agreement shall be of no force or effect until all of the following conditions precedent have been satisfied:

          (a) The Administrative Agent shall have received all of the following, each in form and substance satisfactory to the Banks (as indicated by each Bank's signature hereto) and, in the case of item (i) below, in sufficient copies for each of the Banks:

          (i) This Agreement, executed by the Company, together with all Exhibits and Schedules hereto.

          (ii) The Company Notes, with appropriate insertions, executed by the Company and payable to the order of each Bank.

          (iii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement, the Notes and the other Credit Documents to be delivered by the Company in connection herewith and the incurrence of the Loans.

          (iv) A certificate of the Secretary or an Assistant Secretary of the Company certifying (1) the Certificate of Incorporation of the Company,
 (2) the By-laws of the Company, and (3) the names and true signatures of the officers of the Company authorized to sign this Agreement and the other Credit Documents to be delivered by the Company in connection herewith.

          (v) A certificate of good standing of the Company issued by the Secretaries of State of Illinois and Delaware.

          (vi) A favorable opinion of the General Counsel of the Company, dated the Closing Date, relating to such matters as the Administrative Agent and the Lending Agent deem appropriate and in form and substance satisfactory to each such Agent.

          (vii) A favorable opinion of Sidley & Austin, counsel to the Administrative Agent and the Lending Agent.

          (viii) The Company's quarterly report as most recently filed with the Securities and Exchange Commission, together with any letter of the General Counsel of the Company, as required pursuant to Section 4.01(f).

          (ix) Such other documentation as the Administrative Agent or the Lending Agent may reasonably request.

          (b) All accrued and unpaid interest, fees and expenses due and payable by the Company under the Second Amended Agreement on or prior to the Closing Date shall have been paid in full in cash, it being understood that all interest, fees and expenses owing under the Second Amended Agreement but not yet due and payable on or before the Closing Date shall be paid on the first payment date for the corresponding amounts set forth in this Agreement.

          (c) There shall have been no material adverse change in the business, operations, assets or financial or other condition of the Company and its Subsidiaries taken as a whole, in the judgment of the Agents and the Banks (as evidenced by their execution of this Agreement).

          (d) Each condition precedent set forth in Section 3.02 shall be satisfied on and as of the Closing Date.

          SECTION 3.02. Conditions Precedent to Each Borrowing and Extension The obligation of each Bank to make a Loan on the occasion of each Borrowing hereunder (including the initial Borrowing), to Convert or Continue a Loan, and to extend the Commitment Termination Date hereunder pursuant to Section 8.07, shall in each such case be subject to the further conditions precedent that on the date of the making or Conversion or Continuation of such Loan or each Commitment Termination Date on which the Commitments of the Banks are extended, (a) the following statements shall be true:

          (i) The representations and warranties made by the Company herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of such date as if made on and as of such date (both before and after giving effect thereto), provided, that the representation set forth in Section 4.01(b) shall be deemed to be made only (1) on and as of the Closing Date and (2) on each Commitment Termination Date on which the Commitments of the Banks are extended by reference to the date of the most recently furnished certified quarterly financial statements of the Company; and

          (ii) No Unmatured Event of Default or Event of Default shall have occurred and be continuing on such date, both before and after giving effect thereto;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Bank through the Administrative Agent may reasonably request. Each delivery of a Notice of Syndicated Borrowing or a Notice of Bid Rate Borrowing and the acceptance by the Company of the proceeds of such Borrowing, each Notice of Conversion/Continuation and each Conversion and Continuation of Loans and each request to extend the Commitment Termination and each extension thereof shall constitute a representation and warranty by the Company that on such date each of the above statements are true.

          SECTION 3.03. Additional Conditions Precedent to Each Bid Rate and Borrowing. The obligation of each Bank to make a Bid Rate Loan on the occasion of a Bid Rate Borrowing (including the initial Bid Rate Borrowing) is subject to the additional conditions precedent that (i) at least three Business Days before the date of such Bid Rate Borrowing, the Lending Agent shall have received the Notice of Bid Rate Borrowing with respect thereto,
(ii) at least one Business Day before the date of such Bid Rate Borrowing, the Lending Agent shall have received the written confirmatory notice of such Bid Rate Borrowing to be given by the Company pursuant to Section 2.04(b)
(iii), and (iii) on or before the date of such Bid Rate Borrowing but prior to such Bid Rate Borrowing, the Lending Agent shall have received a Bid Rate Note signed by the Company and payable to the order of such Bank for each of the one or more Bid Rate Loans to be made by such Bank as part of such Bid Rate Borrowing, in a principal amount equal to the principal amount of the Bid Rate Loan to be evidenced thereby and otherwise on such terms as were agreed to for such Bid Rate Loan in accordance with Section 2.04.


     ARTICLE IV


Section 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

          (a) Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 1993 and the related consolidated statement of earnings and statement of cash flows for the fiscal year ended on such date certified by KPMG Peat Marwick, copies of which certified statements have heretofore been furnished to the Agents and the Banks, are complete and correct and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 1994, and the related unaudited consolidated statement of earnings and statement of cash flows for the nine_month period ended on such date, copies of which have heretofore been furnished to the Agents and the Banks, are complete and correct and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Neither the Company nor any of its consolidated Subsidiaries has any material contingent obligation, material contingent liability or liability for taxes, material long-term lease or material forward or long-term commitment, which is not reflected in the foregoing certified statements or in the notes thereto.

          (b) No Change. Since September 30, 1993, there has been no material adverse change in the business, operations, assets or financial or other condition of the Company and its Subsidiaries taken as a whole.

          (c) Corporate Existence; Compliance with Law. The Company and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualifications, and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole, or could not materially adversely affect the ability of the Company to perform its obligations under this Agreement, the other Credit Documents or the CP Documents.

          (d) Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and the Notes and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement and the other Credit Documents. No consent or authorization of, filing with, or other act by or in respect of any other Person (including stockholders and creditors of the Company) or any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the other Credit Documents. This Agreement and the Notes have been duly executed and delivered on behalf of the Company and this Agreement and the other Credit Documents when executed and delivered by the Company, shall constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          (e) No Legal Bar. The execution, delivery and performance of this Agreement, the other Credit Documents, the making of the Loans and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries, and will not result in, or require the creation or imposition of, any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

          (f) No Material Litigation. Except as disclosed in the Company's annual, quarterly and special reports, as filed by the Company with the Securities and Exchange Commission most recently prior to the execution and delivery hereof, and supplemented, as necessary, by a letter dated no later than five days prior to the execution and delivery hereof by the Company, of the General Counsel of the Company, addressed to each Bank, no litigation, arbitration, governmental investigation (except audits by the Internal Revenue Service not involving a special agent) or proceeding against the Company or any of its Subsidiaries or to which any of the properties of any thereof is subject is pending or, to the knowledge of the Company, threatened which (i) involves individually more than the Individual Material Amount or, in the aggregate, more than the Aggregate Material Amount, or (ii) if adversely determined, might materially adversely affect the consolidated financial condition or operations of the Company and its Subsidiaries or impair the ability of the Company to perform any of its obligations under this Agreement or the other Credit Documents, or (iii) purports to affect the legality, validity or enforceability of any Credit Document.

          (g) No Default. Neither the Company nor any Subsidiary is in default, subject to any applicable grace period, in the payment of any Debt (except for (i) defaults in the payment of any Debt by Non-Recourse Subsidiaries and (ii) defaults in payments of Non_Recourse Obligations) or under any law or governmental regulation or court or administrative decree or order materially affecting its property or business, or aware of any facts or circumstances which would give rise to any such default.

          (h) Taxes. The Company and its Subsidiaries have filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property.

          (i) Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 4.01(i) attached hereto.

          (j) ERISA. Neither the Company nor any member of the Controlled Group is now maintaining or contributing, or has ever maintained or contributed, to any Benefit Plan. Neither the Company nor any member of the Controlled Group is now contributing, or has ever contributed, to any Multiemployer Plan. Each Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code. Neither the Company nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it with respect to any Plan by ERISA and the Code which has resulted in or reasonably could be expected to result in any material liability to the Company or any such member of the Controlled Group. Neither the Company nor any member of the Controlled Group has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code.

          (k) Equity Securities. No proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 except for warrants and options (and any equity securities obtained through the exercise thereof) and preferred stock of a Person, which warrants, options and preferred stock are acquired by the Company or any of its Subsidiaries in connection with (i) the lease of Equipment by the Company or such Subsidiary, as lessor, to such Person, as lessee, or (ii) the provision of business continuity services by the Company or such Subsidiary to such Person.

          (l) Margin Stock. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (m) Governmental Regulation. As of the Closing Date, neither the Company nor any Subsidiary of the Company is subject to regulation under the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited.

          (n) Environmental Compliance. Except as disclosed on Schedule 4.01(n), the operations of the Company comply in all material respects with all applicable federal, state or local environmental, health and safety statutes and regulations ("Environmental Laws"). None of the Company's operations or property is currently subject to any judicial or administrative proceeding alleging the violation of any Environmental Laws nor are they the subject of federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous, toxic or radioactive waste, substance or constituent, into the environment. Except as disclosed in Schedule 4.01(n), the Company has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, into the environment. Except as disclosed on
Schedule 4.01(n), the Company has no material contingent liability of which the Company has actual knowledge in connection with any violation by it of any Environmental Laws or the release of any hazardous or toxic waste, substance or constituent, into the environment from its operations or on or from its properties.


     ARTICLE V


Section 5.01. Affirmative Covenants. So long as any portion of the Obligations shall remain unpaid or any Bank shall have any Commitment hereunder, the Company, unless the Majority Banks shall otherwise consent in writing:

          (a) Corporate Existence and Qualification. Shall take all steps necessary to preserve its corporate existence and cause to be done at all times all things necessary to be fully qualified to do business in all states or other jurisdictions in which the failure to so qualify might materially adversely affect the consolidated financial condition or operations of the Company and its Subsidiaries.

          (b) Insurance. Shall maintain, and shall cause each of its Subsidiaries to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts, with such deductibles and against such risks as are customary for corporations engaged in the same or a similar business and owning and operating similar properties.

          (c) ERISA. Shall, and shall cause each of its ERISA Affiliates to establish, maintain and operate all Plans to comply with all applicable provisions of ERISA and the Code and the respective documents for such Plans.

          (d) Continuance of Business. Shall do, or shall cause to be done and shall cause each Material Subsidiary to do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its existence and all franchises, rights and privileges necessary for the proper conduct of its business in substantially the same manner and in substantially the same fields as such business is carried on or conducted as of the Closing Date.

          (e) Taxes and Obligations. Shall pay and discharge and shall cause each of its Subsidiaries to pay and discharge all of such Person's obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Company or such Subsidiary.

          (f) Further Assurances. Shall execute and deliver to the Agents all agreements, documents and instruments and do such further acts and things as the Agents may reasonably request which may be necessary or desirable to effect the purposes of this Agreement.

          (g) Fiscal Year. Shall notify the Agents and the Banks of any change of its Fiscal Year within 60 days of such change.

          (h) Books and Records. Shall, and shall cause each of its Subsidiaries to, keep books and records reflecting all of such Person's business affairs and transactions in accordance with GAAP and, subject to the confidentiality provisions of Section 8.09, permit the Agents, the Banks or any of their representatives, at reasonable times and intervals, to visit all of its offices, discuss its financial matters with its officers and independent accountants (and hereby authorize the independent accountants to discuss its financial matters with the Agents and the Banks or their representatives) and examine any of its books and other corporate records.

          (i) Additional Information. Shall furnish, or shall cause to be furnished, to the Agents and the Banks such other information regarding the business, affairs and condition of the Company and its Subsidiaries as the Agents or any Bank may from time to time reasonably request.

          (j) Compliance with Requirements of Law. Shall, and shall cause each Subsidiary to, comply in all respects with all Requirements of Law, the noncompliance with which could have a material adverse effect on the business operations, financial condition or properties of the Company or any of its Subsidiaries or on the ability of the Company to perform its obligations under this Agreement.

          (k) Notice of Decrease in Ratings. Shall promptly notify the Agents in writing if it receives notice of any decrease in the ratings of any of the Company's publicly-traded debt.

Section 5.02. Reporting Covenants. So long as any portion of the Obligations shall remain unpaid or any Bank shall have any Commitment hereunder, the Company will, unless the Majority Banks shall otherwise consent in writing:

          (a) Furnish, or cause to be furnished, to the Administrative Agent, on behalf of the Banks, copies of the following financial statements, reports, certificates and information (and, with respect to documents filed with or provided to the Securities and Exchange Commission, in sufficient copies for all of the Banks):

          (i) as soon as available and in any event within 45 days after the close of each of the first three quarters of each Fiscal Year, consolidated and consolidating balance sheets at the close of such quarter, and the related consolidated and consolidating statements of earnings, stockholders' equity and cash flows for the period commencing at the end of the previous Fiscal Year and ending with the close of such quarter, of the Company and its Subsidiaries, certified by the Vice President and Controller or Executive Vice President and Chief Financial Officer of the Company;

          (ii) as soon as available and in any event within 90 days after the close of each Fiscal Year:

               (1) consolidated balance sheets at the close of such Fiscal Year and the related consolidated statements of earnings, stockholders' equity and cash flows for such Fiscal Year, of the Company and its Subsidiaries, certified without qualification by KPMG Peat Marwick, another of the "Big Six" accounting firms, or any other independent public accountants of recognized standing selected by the Company and acceptable to the Majority Banks,

               (2) a written statement by such accountants setting forth in reasonable detail a calculation of the financial covenants set forth in
 Section 5.04 at the close of such Fiscal Year and further to the effect that they have examined the provisions of this Agreement and that at the date of such statement are not aware of any default in the performance by the Company or any of its Subsidiaries of any obligation to be performed by such Person hereunder or under any instrument or document executed pursuant hereto, except such, if any, as may be disclosed in such statement,

               (3) a consolidating balance sheet at the close of such Fiscal Year, and the related consolidating statements of earnings, stockholders' equity and cash flows for such Fiscal Year, of the Company and its Subsidiaries, certified by the Vice President and Controller or Executive Vice President and Chief Financial Officer of the Company, and

               (4) copies of the detailed financial and management reports submitted to the Company by independent public accountants in connection with each annual or interim audit made by such accountants of the books of the Company or any Subsidiary;

          (iii) together with the financial statements delivered pursuant to Sections 5.02(a)(i) and (ii) hereof, a Compliance Certificate;

          (iv) promptly upon the mailing thereof to stockholders of the Company generally, any annual report, proxy statement or other communication;

          (v) promptly upon any filing thereof by the Company with the Securities and Exchange Commission, any annual, periodic or special report or registration statement (exclusive of exhibits thereto) generally available to the public; and

          (vi) promptly from time to time a written report (which may be contained in the Company's Form 10-Q or 10-K as filed from time to time with the Securities and Exchange Commission) of any changes in the list of its Subsidiaries set forth on Schedule 4.01(i).

          (b)  Immediately give notice to the Banks of:

          (i) the occurrence of any Event of Default or Unmatured Event of Default hereunder;

          (ii) any litigation, arbitration, governmental investigation (except audits by the Internal Revenue Service not involving a special agent) or proceeding not previously disclosed to the Banks is instituted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or to which any of the properties of any thereof is subject which (a) involves individually more than the Individual Material Amount or, in the aggregate, more than the Aggregate Material Amount, or (b) if adversely determined, might materially adversely affect the consolidated financial condition or operations of the Company and its Subsidiaries or impair the ability of the Company to perform any of its obligations under this Agreement or the other Credit Documents, or (c) purports to affect the legality, validity or enforceability of any Credit Document; and

          (iii) any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company to the Banks.

          (c) Furnish, or cause to be furnished, to the Agents and the Banks such other information regarding the business, affairs and condition (financial or otherwise) of the Company and its Subsidiaries as the Agents or any Bank may from time to time reasonably request.

.03. Negative Covenants. So long as any portion of the Obligations shall remain unpaid or any Bank shall have any Commitment hereunder, the Company will not, without the prior written consent of the Majority Banks:

          (a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than:

          (i) Liens securing Non_Recourse Obligations of the Company or any of its Subsidiaries incurred in connection with leasing transactions or business continuity services provided in the ordinary course of business of the Company or such Subsidiary;

          (ii) Liens incurred in connection with the acquisition of any Equipment and attaching only to the Equipment and any related Contract being acquired so long as the Debt secured thereby does not exceed the fair market value of such Equipment and any related Contract at the time of acquisition thereof;

          (iii) Liens securing Debt of a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

          (iv) Liens for taxes, assessments or other governmental charges or levies, and Liens securing claims or demands of mechanics and materialmen incurred in the ordinary course of business, provided in each case that (i) payment thereof is not at the time required by Section 5.01(e) and (ii) if required by GAAP, the Company or the applicable Subsidiary shall have set aside and maintained adequate reserves with respect thereto;

          (v) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (vi) Liens with respect to judgments in existence less than 10 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

          (vii) rights of lessees, sublessees, conditional sale purchasers and borrowers under Contracts;

          (viii) Liens consisting of mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including capitalized leases) created or incurred for the financing or purchase of real property of the Company or any of its Subsidiaries and attaching only to the property being acquired or financed, so long as the Debt secured thereby (i) was not in existence prior to the creation of such Lien and (ii) did (or, in the case of property acquired or financed after the date hereof, does) not exceed the fair market value of such property at the time of creation of such Lien;

          (ix) Liens (other than the Liens permitted by clauses (i) through (viii) above) securing (1) Debt for borrowed money of, or guaranteed by, the Company or any of its Subsidiaries or (2) obligations of the Company or any of its Subsidiaries arising under Buy_Leases; provided, that the sum of (A) all such Debt for borrowed money (excluding the non_recourse portion of any Limited Recourse Obligations) and (B) the excess of (I) the present value (discounted at the Base Rate most recently determined by the Lending Agent) of all obligations of the Company and its Subsidiaries under Buy_Leases over
 (II) the present value (discounted at the Base Rate most recently determined by the Lending Agent) of all Contract Receivables arising under Eligible Contracts which are related to the same Equipment as such Buy_Leases shall not at any time exceed 20% of Consolidated Tangible Net Worth; and

          (x) Liens in favor of the banks party to the Global Credit Agreement in the "Collateral Account" under, and as defined in, the Global Credit Agreement and in favor of the banks party to the MOF in the "Cash Collateral Account" under, and as defined in, the MOF.

          (b) Accommodation Obligations. Directly or indirectly create or become or be liable, or permit any of its Subsidiaries to directly or indirectly create or become or be liable, with respect to any Accommodation Obligations except:

          (i) guaranties by the Company of lease and other obligations relating to contract performance of its Subsidiaries in the ordinary course of business, including, without limitation, business continuity agreements;

          (ii) guaranties by the Company which are limited in amount to a stated maximum dollar exposure;

          (iii) the guaranty by the Company of obligations of its Subsidiaries under the MOF and under the Global Credit Agreement; and

          (iv) the guaranty by the Company of euro commercial paper issued by Comdisco Finance Nederland B.V. or any other Subsidiary of the Company pursuant to the MOF.

          (c) Dividends and Stock Purchases. At any time when an Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, (i) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except (1) dividends or other distributions payable solely in shares of capital stock of the Company and (2) one, and only one, dividend declared and paid on the preferred stock of the Company), or (ii) directly or indirectly, or through any of its Subsidiaries, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock), or (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock.

          (d) Sale and Leasebacks. Enter into any arrangement, or permit any of its Subsidiaries to enter into any arrangement, whereby the Company or any of its Subsidiaries shall sell or transfer any property owned by it or any of its Subsidiaries to any Person other than to the Company or any of its Subsidiaries and thereupon the Company or any Subsidiary shall lease or intend to lease, as lessee, the same property (any such transaction being referred to as a "Sale and Leaseback") except (i) Sale and Leasebacks of any disaster recovery site in the ordinary course of business, (ii) Sale and Leasebacks in the ordinary course of business of Equipment included in the Company's leasing portfolio for the purpose of recapturing the Company's equity investment in such Equipment and (iii) the Sale and Leaseback of the Company's corporate headquarters located at 6111 North River Road, Rosemont, Illinois.

          (e) Take or Pay Contracts. Enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any arrangement for the purchase of materials, supplies, other property or services if such arrangement requires that payment be made by the Company or such Subsidiary regardless of whether or not such materials, supplies, other property or services are delivered or furnished to the Company or such Subsidiary.

          (f) Consolidation, Merger, etc. Consolidate with or merge into or with any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets to any Person, or permit any of its Material Subsidiaries to do so, except:

          (i) the merger, consolidation or liquidation of any Material Subsidiary of the Company into the Company or into or with any other Subsidiary of the Company (the surviving entity thereof also being a Material Subsidiary);

          (ii) the merger, consolidation or liquidation into the Company or any Material Subsidiary, or the acquisition by the Company or any Material Subsidiary of all or substantially all the assets, of any other Person (other than the Company), but only if:

               (1) such Person is engaged exclusively in a business which is in substantially the same fields as the existing business of the Company or such Material Subsidiary, as the case may be; and

               (2) any such merger or acquisition would not cause the Company to violate any other provision of this Agreement; or

          (iii) the sale, transfer, lease or other disposition of Equipment in the ordinary course of its business;

provided, however, that any such action of the nature referred to in clause
(i) or (ii) of this Section 5.03(f) shall only be permitted if no Event of Default of Unmatured Event of Default has occurred and is continuing or would result therefrom.

          (g) Plans. Establish, incur or suffer to exist, or permit any member of the Controlled Group to establish, incur or suffer to exist, any obligations with respect to any Benefit Plan or Multiemployer Plan.

          (h) Subordinated Debt. Pay or prepay, or permit any of its Subsidiaries to pay or prepay, any principal of, or make any payment of interest on, or redeem, purchase or otherwise acquire any Subordinated Debt at any time an Event of Default or Unmatured Event of Default has occurred and is continuing.

          (i) Inconsistent Agreements. Enter into any agreement, or permit any of its Subsidiaries to enter into any agreement, which contains any provision which would be violated or breached by any Borrowing or requests for credit made hereunder or by the performance by the Company of its obligations hereunder or under any other Credit Document.

Section 5.04. Financial Covenants. The Company shall have, on a consolidated basis with its Subsidiaries:

          (a) Consolidated Tangible Net Worth as of the end of any quarter of any Fiscal Year of not less than the sum of (i) $587,000,000 plus (ii) 50% of the Consolidated Net Income of the Company and its Subsidiaries for the period from September 30, 1994 to and including the last day of such quarter (without any adjustment to the requirements set forth in this covenant to reflect losses in any Fiscal Year or, if applicable, in the portion of the current Fiscal Year then ended);

          (b) a Fixed Charge Coverage Ratio as of the end of any quarter of any Fiscal Year on a rolling four_quarter basis of not less than 1.15 to 1;

          (c) a Total Liabilities to Adjusted Net Worth Ratio as of the end of any quarter of any Fiscal Year of not more than 6.5 to 1.00.

          (d) a Recourse Liabilities Ratio as of the end of any quarter of any Fiscal Year of not more than 4.5 to 1;

          (e) a Ratio of Unencumbered Cash Flow to Contractual Payments, as of the end of any quarter of any Fiscal Year of not less than 1.00 to 1.00;

          (f) Net Cash Provided By Operating Activities Ratio as of the end of any quarter on a rolling four quarter basis not to be less than 0.25 to 1.00;

          (g) Cumulative Net Losses (arising in computing Consolidated Net Income) in any four (4) consecutive quarters of not more than $10,000,000; and

          (h) A Ratio of Remarketing Revenues (to be computed in a manner consistent with the computation thereof as set forth in the Company's financial statements referred to in Section 4.01(a) hereof) to Net Book (or Residual) Value (to be computed in a manner consistent with the computation thereof as set forth in the Company's financial statements referred to in
 Section 4.01(a) hereof), as of the end of each fiscal year, of not less than
 1.25 to 1.00.


     ARTICLE VI


Section 6.01. Events of Default. Each of the following occurrences shall constitute Events of Default under this Agreement:

          (a) Failure to Make Payments. The Company shall fail to pay when due any interest on or principal of any Loan, fee or other amount payable under this Agreement and with respect to interest, fees and other amounts, such failure shall continue unremedied for three (3) Business Days following written notice thereof from the Administrative Agent or the Lending Agent; or

          (b) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company (or any of its officers) herein or in any of the other Credit Documents or in any statement or certificate at any time given by the Company pursuant to any of the Credit Documents shall prove to have been incorrect in any material respect when made; or

          (c) Breach of Certain Covenants. The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.03(a), 5.03(c), 5.03(h), 5.03(i), 5.03(j), 5.03(k) or 5.04, or (ii) the covenant contained in Section 5.03(f), which failure arises from a merger or consolidation involving the Company or the sale of all or any substantial part of the assets of the Company, or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (unless otherwise constituting an Event of Default under any of the other provisions of this Section 6.01) if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Administrative Agent; or

          (d) Default as to Other Debt. The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least the Individual Material Amount individually or the Aggregate Material Amount in the aggregate (but excluding (i) the Obligations, (ii) any Debt of a Subsidiary of the Company to the Company or another of its Subsidiaries, (iii) any Non-Recourse Obligations, and (iv) any Debt of a Non-Recourse Subsidiary), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (e) Other Defaults. The Company or any of its Subsidiaries shall fail to pay when due, whether by acceleration or otherwise, or shall fail to perform or observe (subject to any applicable grace period) any material obligation or agreement of the Company or such Subsidiary involving a claim or claims in excess of the Individual Material Amount individually or the Aggregate Material Amount in the aggregate (but excluding (i) any such material obligation or agreement constituting or related to Debt for borrowed money, (ii) the Obligations, and (iii) any material obligation or agreement of any Subsidiary of the Company to the Company or another of its Subsidiaries), except to the extent that the existence of any such default is being contested by the Company or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and the Company or such Subsidiary shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP; or

          (f) Insolvency of the Company or a Material Subsidiary. The Company or any of the Material Subsidiaries (other than a Non-Recourse Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any Material Subsidiary (other than a Non-Recourse Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of the Material Subsidiaries (other than a Non-Recourse Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) Insolvency of Other Subsidiaries. In any twelve-month period, Subsidiaries (other than Non-Recourse Subsidiaries) of the Company having aggregate total assets of $20,000,000 or more shall generally not pay their debts as such debts become due, or shall admit in writing their inability to pay their debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Subsidiaries seeking to adjudicate them bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Subsidiaries or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for them or for any substantial part of their property and, in the case of any such proceeding instituted against such Subsidiaries (but not instituted by them), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, them or for any substantial part of their property) shall occur; or such Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (g); provided, that where a 30-day period referred to above would end after any relevant twelve-month period, such twelve-month period shall be deemed extended to include all days in such 30-day period; or

          (h) Judgments. Judgments or orders for the payment of money in excess of the Individual Material Amount individually or the Aggregate Material Amount in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, that this Section 6.01(h) shall not include any judgments or orders to the extent that the Company or the applicable Subsidiary is (1) insured and with respect to which the insurer thereof has assumed responsibility in writing or (2) otherwise indemnified in a manner satisfactory to the Administrative Agent and the Lending Agent; or

          (i) Change in Control. Any person or group of persons (within the meaning of Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended (the "Act")) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the
Act), either directly or indirectly, of 35% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors.

Section 6.02. Remedies. If any event described in Section 6.01(f) shall occur, the Commitments of each Bank (if not theretofore terminated) shall immediately terminate, and the Loans and all other Obligations payable hereunder shall become immediately due and payable, and the Company shall immediately pay to the Administrative Agent the amount of all Loans outstanding and all other Obligations payable hereunder in full, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived). If any Event of Default not described in Section 6.01(f) occurs, the Administrative Agent may with the consent of the Lending Agent, and shall upon direction of the Majority Banks, declare the Commitments of each Bank (if not theretofore terminated) to be terminated, and the Loans and all other Obligations payable hereunder to be due and payable, whereupon each Bank's Commitments (if not theretofore terminated) shall immediately terminate and the Loans and all other Obligations payable hereunder shall become immediately due and payable and the Company shall immediately pay to the Administrative Agent the amount of all Loans outstanding and all other Obligations payable hereunder in full, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived).


     ARTICLE VII


Section 7.01. Authorization and Action. (a) Each Bank hereby appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Obligations) , the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement or applicable law.

          (b) The provisions of this Article VII are solely for the benefit of the Agents and the Banks, and neither the Company nor any Subsidiary of the Company shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 7.07). In performing its functions and duties under this Agreement, each Agent shall act solely as agent, as the case may be, of the Banks, and does not assume and shall not be deemed to have assumed any obligation toward or relation-ship of agency or trust with or for the Company or any Subsidiary of the Company. Each of the Agents may perform any of its duties hereunder, or under the Credit Documents, by or through its agents or employees.

.02. Nature of Agents' Duties. The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Credit Documents. The duties of the Agents shall be administrative in nature. No Agent shall have by reason of this Agreement a fiduciary relation-ship in respect of any Bank. Nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be construed to impose upon the Agents any obligation in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein or therein. If either Agent seeks the consent or approval of the Banks to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Bank. The Administrative Agent shall promptly notify each Bank at any time that the Banks have instructed the Agents to act or refrain from acting pursuant hereto.

.03. Rights, Exculpation, Etc. (a) Neither the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. No Agent shall be responsible or account-able for the acts or omissions of any other Agent. None of the Administrative Agent or the Lending Agent shall be liable for any apportion-ment or distribution of payments made by it in good faith pursuant to the terms of this Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

          (b) Each Agent: (i) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Company or to inspect the property (including the books and records) of the Company; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          (c) The Agents may at any time request instructions from the Banks with respect to any actions or approvals which by the terms of this Agreement or of any of the other Credit Documents the Agents are permitted or required to take or to grant, and if such instruc-tions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Credit Documents until they shall have received such instructions from the Majority Banks or all of the Banks, as applicable. Without limiting the foregoing, no Bank shall have any right of action whatsoever against any of the Agents as a result of such Agent acting or refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of the Majority Banks or all of the Banks, as applicable.

Section 7.04. Rights as a Bank. With respect to its Commitment and the Loans made by it, each of the Agents in its capacity as a Bank hereunder shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include each Agent in its individual capacity. Each Agent in its individual capacity and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company , any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if it were not an Agent and without any duty to account therefor to the Banks.

Section 7.05. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon either Agent or any other Bank and based on the financial statements referred to in Section 4.01(a) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon either Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. The Agents shall not be required to keep themselves informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company, which may come into the possession of the Agents or any of their affiliates.

Section 7.06. Indemnification. The Banks agree to indemnify each of the Agents (to the extent not reimbursed by the Company), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's own gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse each Agent promptly upon demand for its ratable share of any out_of_pocket expenses (including counsel fees) incurred by such Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Company.

Section 7.07. Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided below, (a) either Agent may resign as Agent hereunder at any time by giving not less than 10 days' prior written notice thereof to the Banks and the Company, and (b) Banks whose Pro Rata Shares aggregate to at least seventy percent (70%) may, by written agreement, remove either Agent with the consent of the Company (provided, that the consent of the Company shall not be required after the occurrence and during the continuance of an Event of Default). Upon any such resignation or removal the Majority Banks shall have the right, after consultation with the Company, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or of the agreement of the Banks to remove such Agent, then (i) if such Agent resigned and was not removed by the Banks, such retiring Agent may, on behalf of the Banks, after consultation with the Company, appoint one of the Banks to be successor Agent, (ii) in the event of the removal by the Banks of the Lending Agent, the Administrative Agent may, on behalf of the Banks, after consultation with the Company, appoint one of the Banks (which may be the Administrative Agent) to be successor Lending Agent, and (iii) in the event of the removal by the Banks of the Administrative
Agent, the Lending Agent may, on behalf of the Banks, after consultation with the Company, appoint one of the Banks (which may be the Lending Agent) to be successor Administrative Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the departing Agent as Agent hereunder, and the departing Agent shall be discharged from its duties and obligations as Agent hereunder.
After any departing Agent's resignation or removal, the provisions of this
Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


     ARTICLE VIII


Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company from the terms thereof, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:
 (a) waive any of the conditions specified in Article III, (b) increase the Commitments of the Banks or subject the Banks to any additional obligations,
(c) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action hereunder or (f) amend Section 2.10(f) or 2.12, Section 8.07, or this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the affected Agents in addition to the Banks required above to take such action, affect the rights or duties of either Agents under this Agreement or any Note.

Section 8.02. Notices. To be effective, all notices and other communications provided for hereunder shall be in writing or by telecopy transmission or telephone (to be confirmed in writing) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, when deposited in the mail, air postage prepaid, or in the case of notice by telecopy transmission, when sent, addressed as follows in the case of the Company, the Banks and the Agents, or to such address as may be hereafter notified in writing by the respective parties hereto and any future holders of a Note, provided that all Notices of Syndicated Borrowing under Section 2.02 hereof, all Notices of Bid Rate Borrowing under Section 2.04 hereof, all Notices of Conversion/Continuation under Section 2.08 hereof and all notices and communications to the Agents pursuant to Article VII shall only be effective when received:

     (a)     If to the Company:

          Comdisco, Inc.
          6111 North River Road
          Rosemont, Illinois  60018
          Attention:  Edward Pacewicz
                      Vice President/Finance
          Telephone:  (708) 698_3000
          Telecopy:   (708) 518_5854

          with a copy to:

          Comdisco, Inc.
          6111 North River Road
          Rosemont, Illinois  60018
          Attention:  General Counsel
          Telephone:  (708) 698_3000
          Telecopy:   (708) 518_5088

     (b)     If to any Bank:

          To its address set forth below
          its name on the signature pages
          hereof, with a copy to the
          Administrative Agent;

     (d)     If to the Administrative Agent:

          Citibank, N.A.
          c/o Citicorp North America, Inc.
          200 South Wacker Drive
          31st Floor
          Chicago, Illinois  60606
          Attention:  John Coons
          Telephone:  (312) 993-3184
          Telecopy:  (312) 993-1050

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention:  Douglas H. Williams
          Telephone:  (312) 853-7667
          Telecopy:  (312) 853-7036

     (e)     If to the Lending Agent:

          NationsBank of North Carolina, N.A.
          70 West Madison Street
          Suite 5300
          Chicago, Illinois  60602
          Attention:  Michael S. Zehfuss
          Telephone:  (312) 853-5795
          Telecopy:  (312) 372-9194

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention:  Douglas H. Williams
          Telephone:  (312) 853-7667
          Telecopy:  (312) 853-7036

Section 8.03. No Waiver; Remedies. No failure on the part of any Bank or either Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Fees and Expenses; Indemnity. (a) The Company will promptly pay all reasonable fees and expenses and disbursements of counsel to the Administrative Agent and the Lending Agent in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents, the consummation of the transactions contemplated by the Credit Documents, the negotiation, preparation and execution and delivery of any material amendment, modification of, supplement of or to any Credit Document (other than any fee, cost or expense in connection with assignments or sales of participations by any Bank pursuant to Section 8.06 hereof). In addition, the Company will promptly pay all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by the Agents or the Banks in connection with (A) their enforcement of the payment of the Loans, the Notes or any other sum due to the Agents or the Banks under this Agreement or any of their other rights hereunder or thereunder as a result of any Event of Default or any Unmatured Event of Default or (B) any claim or action threatened, made or brought against the Agents or the Banks arising out of or relating to any extent to this Agreement or the transactions contemplated hereby. The obligations of the Company under this subsection shall survive the payment of the Loans and the termination of this Agreement.

          (b) In addition to the foregoing, the Company shall indemnify each of the Agents and the Banks and the officers, directors, employees and agents of the Agents and the Banks (collectively, the "Indemnitees") against, and hold each Indemnitee harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by or asserted against such Indemnitee (other than as a consequence of actual gross negligence or willful misconduct on the part of such Indemnitee) arising out of, resulting from or in any manner connected with, the execution, delivery and performance of any of the Credit Documents or the incurrence of the Loans, and any and all transactions related thereto or consummated in connection therewith, including, without limitation, losses, liabilities, damages, claims, costs and expenses suffered or incurred by such Indemnitee in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute or any jurisdiction, or any regulation, or at common law or otherwise, which litigation, proceeding or investigation is alleged to arise out of or is based upon (1) any untrue statement or alleged untrue statement of any material fact of the Company and its Affiliates and Subsidiaries in this Agreement or any document, certificate or written matter delivered pursuant hereto or pursuant to any other Credit Document or in any document or schedule filed with the Securities and Exchange Commission or any other governmental body; (2) any omission or alleged omission to state any material fact required to be stated in this Agreement or any document, certificate or written matter delivered pursuant hereto or pursuant to any other Credit Document or in such document or schedule, or necessary to make the statements made herein or therein, in light of the circumstances under which made, not misleading; (3) any acts, practices or omissions or alleged acts, practices or omissions of the Company or its agents related to the making of any acquisition, purchase of shares or assets pursuant thereto, financing of any such purchase or the consummation of any other transaction contemplated by any such acquisition which are alleged to be in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable to the making of any such acquisition, the purchase of shares or assets pursuant thereto, the financing of any such purchase or the consummation of the other transaction contemplated by any such acquisition; or (4) any withdrawal, termination or cancellation of any such proposed acquisition for any reason whatsoever. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Company to the Agents and the Banks hereunder or at common law or otherwise. The provisions of this subsection shall survive the payment of the Loans and the termination of this Agreement.

Section 8.05. Successors and Assigns; Subsequent Holders of Notes. This Agreement and the other Credit Documents shall be binding upon the parties hereto and thereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and thereto and the successors and permitted assigns of the Banks. All references herein to the Company shall be deemed to include its successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Company. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Notes, and in the event of such transfer or assignment, the obligations, rights and privileges herein conferred upon the Banks shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Company's rights and any interests therein hereunder, and the Company's duties and Obligations hereunder, may not be assigned without the written consent of all of the Banks.

Section 8.06.  Assignments and Participations.

          (a) Each Bank may and, if demanded by the Company pursuant to
Section 8.08, will assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a specified percentage of the assigning Bank's Commitments, (ii) except with respect to an assignment by a Bank of all of its rights and obligations under this Agreement or an assignment by one Bank to another Bank, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000,
(iii) except for an assignment to another Bank or an Affiliate thereof, each such assignment shall be subject to the prior written approval of the Company and the Agents, (iv) each such assignment made as a result of a demand by the Company pursuant to Section 8.08 shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Bank under this Agreement, and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(a) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon either Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

          (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agents and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed in accordance with the terms hereof and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such assignee and, if the assigning Bank has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Bank. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit F-1 or F-2 hereto, as applicable.

          (e) Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Company, the Agents and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

          (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company and its Subsidiaries furnished to such Bank by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to be bound by the provisions set forth in Section 8.09.

          (g) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal and/or interest on the Loans) under this Agreement to any Federal Reserve Bank without notice to or consent of the Company or either Agent.

Section 8.07. Extension of Commitment Termination Date. (a) The Company may, by delivery to the Administrative Agent of written notice substantially in the form of Exhibit G hereto, request that the Commitment Termination Date then in effect be extended as set forth in subsection (b) below. The Administrative Agent shall give prompt notice to the Banks of each such request and each Bank shall, no earlier than the thirtieth (30th) day preceding such Commitment Termination Date and no later than the twentieth
(20th) day preceding such Commitment Termination Date, notify the Administrative Agent in writing whether it consents to such extension (which consent shall be in the sole discretion of each Bank). In the event that any Bank shall fail to so notify the Administrative Agent, such Bank shall be deemed to have refused to consent to such extension. The Administrative Agent shall notify the Company in writing of the decisions of the Banks under this Section 8.07(a) no later than the fifteenth (15th) day preceding such Commitment Termination Date. If the Administrative Agent receives timely consents from Banks constituting Majority Banks (or the Company otherwise consents in writing), and subject to the satisfaction of the conditions precedent set forth in Section 3.02 (both before and after the requested extension), then (i) the Commitment Termination Date shall be extended as set forth in subsection (b) below, (ii) each Bank consenting to the requested extension shall remain a Bank hereunder, and (iii) each Bank not consenting to such extension shall, as of the Commitment Termination Date (without giving effect to the applicable extension thereof) and upon payment by the Company of all Obligations owing to such Bank, cease to be a Bank hereunder, whereupon its Commitment shall terminate. In the event that (x) Majority Banks do not consent to the extension and the Company has not consented in writing to an extension with fewer than Majority Banks party thereto, or (y) the conditions precedent set forth in Section 3.02 are not satisfied both before and after giving effect to the requested extension, then in either case the Commitment Termination Date shall take place as scheduled.

          (b) By delivery of the written notice referred to in subsection (a) above no earlier than the sixtieth (60th) day preceding any Commitment Termination Date, the Company may request an extension of such Commitment Termination Date for an additional period not to exceed three hundred sixty-four (364) days. In no event, however, shall the term of this Agreement, after giving effect to any extension of the Commitment Termination Date at any time as herein provided, exceed a period of 364 days.

          SECTION 8.08.  Replacement or Removal of a Bank in the Event of an
Adverse Condition.   (i) In the event a Bank (an "Affected Bank") shall have:
(a) failed to fund its Pro Rata Share of any Loan requested by the Company which such Bank is obligated to fund under the terms of this Agreement and such failure has not been cured, (b) either repudiated its obligations under this Agreement or failed to reaffirm such obligations in writing within five
(5) Business Days of a written request therefor from the Administrative Agent
, (c) delivered to the Company a notice described in Section 8.08(vi), (d) made demand for additional amounts pursuant to Section 9.04 or 9.05 as a result of any condition described in any such Section, or (e) declined to consent to an extension of the Commitment Termination Date pursuant to
Section 8.07, then, unless such Affected Bank has theretofore taken steps to remove or cure, and has removed or cured, such failure or the circumstances described in such notice or the conditions creating the cause for such demand for such additional amounts, as the case may be, the Company may either:

          (x) designate another financial institution acceptable to the Agents (such institution being herein called a "Replacement Bank") to purchase the Notes of the Affected Bank and such Affected Bank's rights and obligations as a Bank hereunder, without recourse to or warranty by, or expense to, such Affected Bank for a purchase price equal to the outstanding principal amount of the Notes payable to such Affected Bank plus any accrued but unpaid interest on such Notes and, if applicable, accrued but unpaid fees and expenses owed hereunder or in connection herewith to such Affected Bank, and upon such purchase and the payment of the additional amounts described above and all other Obligations owing to such Affected Bank, such Affected Bank shall no longer be a Bank or have any rights as a Bank hereunder (other than rights to indemnification pursuant to Section 9.12 or Section 15.04), and the Replacement Bank shall succeed to such rights and obligations of such Affected Bank hereunder; or

          (y) pay to such Affected Bank an amount equal to the out-standing principal amount of the Notes payable to such Affected Bank plus any accrued but unpaid interest on such Notes and, if applicable, accrued but unpaid fees and expenses owed hereunder or in connection herewith to the Affected Bank, and upon such payment of the additional amounts described above and all other Obligations owing to such Affected Bank, such Affected Bank shall no longer be a Bank or have any rights as a Bank hereunder (other than rights to indemnification pursuant to Section 9.12 or Section 15.04).

          (ii) If the removed or replaced Affected Bank is also an Agent hereunder, such Affected Bank shall resign in its capacities as Agent in accordance with Section 7.07.

          (iii) Each Bank agrees to use its best efforts to notify the Company as promptly as practicable upon such Bank's becoming aware that circumstances exist which would cause the Company to become obligated to pay additional amounts to such Bank pursuant to Section 9.04 or 9.05; provided, that the failure by any Bank to give such notice shall not affect the obligations of the Company under such Sections.

Section 8.09. Confidentiality. Each Bank agrees to hold confidential all non-public information (which has been identified as such by the Company or any Subsidiary of the Company) obtained pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of such nature and in accordance with safe and sound banking practices; it being understood that any Bank may disclose such information to any of its examiners, Affiliates (other than any Affiliate engaged in the leasing business), outside auditors, counsel and other professional advisors in connection with this Agreement or to any actual or prospective assignee or participant or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that

          (a) unless specifically prohibited by applicable law or court order, each Bank shall make reasonable efforts to notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and

          (b) prior to any disclosure of non-public information to an actual or prospective assignee or participant, each Bank shall require the Person receiving such disclosure to agree in writing (i) to be bound by this
 Section 8.09; and (ii) to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 8.09.

Section 8.10. Change in Accounting Principles. Except as otherwise provided herein, if any changes in GAAP from the principles in effect on and as of the Closing Date are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Company with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Section 12.04 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made, provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Majority Banks, to so reflect such change in GAAP.

Section 8.11. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

Section 8.12. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Credit Documents and the making and repayment of the Loans hereunder.

Section 8.13. Payments Set Aside. To the extent that the Company makes a payment or payments to the Agents or the Banks, or the Agents or the Banks exercise their rights of set-off, and such payment or payments or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 8.14. Severability. In case any provision in or obligation under this Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.15. Headings. Article and section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 8.16. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws (including, without limitation, Section 5-1401 of the General Obligations Laws, but otherwise without regard to conflicts of laws principles) and decisions of the State of New York.

Section 8.17. Limitation of Liability. To the extent permitted by applicable law, no claim may be made by the Company, any Bank or any other Person against the Agents or any other Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Credit Documents, or any act, omission or event occurring in connection therewith; and the Company and each Bank hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.18. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against the Company with respect to this Agreement or any other Credit Document may be brought in any state or federal court of competent jurisdiction in the State of New York, and by execution and delivery of this Agreement, the Company accepts, for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement or any of the other Credit Documents from which no appeal has been taken or is available. The Company waives personal service upon it, and irrevocably designates and appoints CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by the Company to be effective and binding service in every respect. The Company irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its notice address referred to in Section 15.02, such service to become effective ten (10) days after such mailing.
EACH OF THE COMPANY, THE AGENTS AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agents or any Bank to bring proceedings against the Company in the courts of any other jurisdiction.

Section 8.19. Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENTS AND THE BANKS IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.20. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, con-sents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Company, each Bank and the Agents hereto on the Closing Date. This Agreement and each of the other Credit Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsis-tent with the terms and conditions of any other Credit Docu-ment, this Agreement shall govern.

Section 8.21. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

Section 8.22. Entire Agreement. This Agreement, taken together with all of the other Credit Documents and all certificates and other documents delivered by the Company to the Agents or the Banks, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof.

Section 8.23. Additional Banks. The Company may, with the prior written consent of the Administrative Agent, add additional Banks to this Agreement. Each such additional Bank shall execute a supplemental counterpart to this Agreement setting forth the Commitment of such additional Bank and its Pro Rata Share as computed by the Administrative Agent as of the effective date of such new Bank's addition to the Agreement. The Administrative Agent shall notify each existing Bank in writing of the increased Commitments and each Bank's revised Pro Rata Share as of the effective date of such new Bank's addition to the Agreement. Upon the execution and delivery of such supplemental counterpart the new Bank shall be deemed automatically to have become a party hereto. The Company shall, within five Business Days thereafter, execute and deliver to the Administrative Agent, for delivery to the new Bank, Notes evidencing such Bank's assigned Loans and Commitment hereunder. With respect to outstanding Loans, the additional Bank shall promptly fund its Pro Rata Share of Base Rate Loans, by making payment thereof to the Lending Agent for distribution to the other Banks. In the case of Eurodollar Rate Loans, such funding shall be made on the last day of the then current Interest Period of each such Eurodollar Rate Loan and the Banks' Pro Rata Shares in each such outstanding Eurodollar
Rate Loan shall not be adjusted by virtue of the addition of such new Bank until the last day of such Interest Period.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                         COMDISCO, INC.


                         By                                 _
                           Edward A. Pacewicz
                           Vice President/Finance

Commitment

$14,333,333.00          CITIBANK, N.A., as Administrative
                           Agent and as a Bank


                         By                                 _
                           Name:
                           Title:


                         Address:

                         c/o Citicorp North America, Inc.
                         200 South Wacker Drive
                         31st Floor
                         Chicago, Illinois  60606
                         Attention:  John Coons
                         Telephone:  (312) 993-3184
                         Telecopy:  (312) 993-1050

Commitment

$14,333,334.00          NATIONSBANK OF NORTH CAROLINA, N.A.,
                           as Lending Agent and as a Bank


                         By_________________________________
                           Name:
                           Title:


                         Address:

                         70 West Madison Street
                         Suite 5300
                         Chicago, Illinois  60602
                         Attention:   Michael S. Zehfuss
                         Telephone:  (312) 853-5795
                         Telecopy:  (312) 372-9194

Commitment

$6,000,000.00               WESTPAC BANKING CORPORATION, as
                           a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         335 Madison Avenue
                         New York, New York  10017-4681
                         Attention:  Craig Jones
                         Telephone:  (212) 850-7862
                         Telecopy:  (212) 850-7619

Commitment

$10,333,333.00          THE BANK OF TOKYO, LTD., CHICAGO
                           BRANCH, as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         69 West Washington Street
                         Chicago, Illinois  60602
                         Attention:  Dino Janis
                         Telephone:  (312) 236-4973
                         Telecopy:  (312) 236-8268

Commitment

$7,666,667.00               THE FIRST NATIONAL BANK OF BOSTON,
                           as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         100 Federal Street
                         Boston, Massachusetts  02110
                         Attention:  Rod Guinn
                         Telephone:  (617) 434-7690
                         Telecopy:  (617) 434-6685

Commitment

$5,000,000.00               CAISSE NATIONALE DE CREDIT AGRICOLE,
                           as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         55 East Monroe Street
                         Chicago, Illinois  60603
                         Attention:  Laurence Grant
                         Telephone:  (312) 917-7456
                         Telecopy:  (312) 372-2830

Commitment

$5,000,000.00               COMERICA BANK, as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         National Corporate Banking
                         500 Woodward Avenue
                         M/C 3279
                         Detroit, Michigan  48226
                         Attention:  Theresa M. Owen
                         Telephone:  (313) 222-3818
                         Telecopy:  (313) 222-3330

Commitment

$10,333,333.00          CIBC, INC., as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         275 Battery Street
                         Suite 1840
                         San Francisco, California  94111
                         Attention:  Tom R. Wagner
                         Telephone:  (415) 399-5744
                         Telecopy:  (415) 399-5761

Commitment

$6,000,000.00               BANK HAPOALIM, as a Bank


                         By                          _
                           Name:
                           Title:


                         By                          _
                           Name:
                           Title:


                         Address:

                         174 North Michigan Avenue
                         Chicago, Illinois  60601
                         Attention:  Philip Langheim
                         Phone:  (312) 407-9463
                         Fax:  (312) 621-1985

Commitment

$5,000,000.00               U.S. BANK OF OREGON, as
                           a Bank


                         By                          _
                           Name:
                           Title:


                         Attention:

                         National Corporate Banking
                         309 S.W. Sixth Avenue, BB-10
                         Portland, Oregon  97204
                         Attention:  Jeffrey Swift
                         Telephone:  (503) 275-6381
                         Telecopy:  (503) 275-4346

Commitment

$10,333,333.00          THE FUJI BANK, LIMITED,
                           as a Bank


                         By                          _
                           Name:
                           Title:


                         Attention:

                         The Fuji Bank, Limited, Chicago Branch
                         225 West Wacker Drive
                         Suite 2000
                         Chicago, Illinois  60606
                         Attention:  Stephen P. Peca
                         Telephone:  (312) 621-9484
                         Telecopy:  (312) 621-0539 or
                                (312) 419-3677

Commitment

$7,666,667.00               THE SANWA BANK, LIMITED, CHICAGO
                           BRANCH, as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         10 South Wacker Drive
                         Chicago, Illinois  60606
                         Attention:  Ken Eichwald
                         Telephone:  (312) 368-3006
                         Telecopy:  (312) 346-6677

Commitment

$10,333,333.00          THE YASUDA TRUST & BANKING CO., LTD.,
                           as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         181 West Madison Street
                         Suite 4500
                         Chicago, Illinois  60602
                         Attention:  Douglas B. Warren
                         Telephone:  (312) 683-3839
                         Telecopy:  (312) 683-3899

Commitment

$7,666,667.00               THE LONG-TERM CREDIT BANK OF JAPAN,
                           LTD., CHICAGO BRANCH, as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         190 South LaSalle Street
                         Suite 800
                         Chicago, Illinois 60603
                         Attention:  John Carley
                         Telephone:  (312) 853-9516
                         Telecopy:  (312) 704-8505

Commitment

$10,333,333.00          MELLON BANK, N.A.,
                           as a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         c/o Mellon Financial Services
                         55 West Monroe Street
                         Suite 2600
                         Chicago, Illinois  60603
                         Attention:  Reginald T. Overton
                         Telephone:  (312) 357-3402
                         Telecopy:  (312) 357-3414

Commitment

$7,666,667.00               THE SAKURA BANK, LTD., as
                           a Bank


                         By                          _
                           Name:
                           Title:


                         Address:

                         227 West Monroe Street
                         Suite 4700
                         Chicago, Illinois  60606
                         Attention:  Laird Schaefer
                         Telephone:  (312) 201-5128
                         Telecopy:  (312) 332-5345

Commitment

$6,000,000.00               NBD BANK, N.A., as a Bank


                         By                          _
                           Name:
                           Title:

                         Address:

                         Midwest Banking Division
                         611 Woodward
                         Detroit, Michigan  48226
                         Attention:  Dan McCarty
                         Telephone:  (313) 225-____
                         Telecopy:  (313) 225-3074

Commitment

$6,000,000.00               SOCIETE GENERALE, as a Bank


                         By                          _
                           Name:
                           Title:


                         By                          _
                           Name:
                           Title:


                         Address:

                         181 West Madison Street
                         Chicago, Illinois  60602
                         Attention:  May Mollouh
                         Telephone:  (312) 578-5166
                         Telecopy:  (312) 578-5099